UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.            )

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Citrix Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 17, 2009

You are cordially invited to attend the Annual Meeting of Stockholders of Citrix Systems, Inc. (the “Company”) to be held on Friday, May 29, 2009 at 9:00 a.m. PT, at the Company’s offices at 4988 Great America Parkway, Santa Clara, California 95054, United States.

At this Annual Meeting, the agenda includes the election of three (3) Class II directors for three-year terms, approval of an amendment to the Company’s 2005 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009. The Board of Directors unanimously recommends that you vote FOR election of the director nominees, FOR approval of the amendment to the Company’s 2005 Equity Incentive Plan and FOR ratification of the appointment of Ernst & Young LLP.

All stockholders are cordially invited to attend the Annual Meeting in person. This year, pursuant to rules recently enacted by the Securities and Exchange Commission (the “SEC”), we are providing proxy material access to our stockholders via the Internet. Accordingly, you can access proxy materials and vote at www.proxyvote.com. Details regarding the matters to be acted upon at this Annual Meeting are described in the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail. Please give the proxy materials your careful attention.

You may vote via the Internet or by telephone by following the instructions on your Notice and on that website. In order to vote via the Internet or by telephone, you must have the stockholder identification number which is provided in your Notice. If you have requested a proxy card by mail, you may vote by signing, voting and returning that proxy card in the envelope provided. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone. Please review the instructions for each voting option described in the Notice and in this Proxy Statement. Your prompt cooperation will be greatly appreciated.

Very truly yours,

ANTONIO G. GOMES

Vice President, Deputy General Counsel and Secretary

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 29, 2009

To the Stockholders of Citrix Systems, Inc.:

The Annual Meeting of Stockholders of Citrix Systems, Inc., a Delaware corporation (the “Company”), will be held on Friday, May 29, 2009, at 9:00 a.m. PT, at the Company’s offices at 4988 Great America Parkway, Santa Clara, California 95054, United States, for the following purposes:

1.	to elect three (3) Class II members to the Board of Directors as directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal;

2.	to approve an amendment to the Company’s 2005 Equity Incentive Plan to (i) increase the aggregate number of shares authorized for issuance under such plan by 5.6 million shares of the Company’s common stock and (ii) increase the aggregate number of shares of the Company’s common stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by one million shares of the Company’s common stock;

3.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009; and

4.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The proposal for the election of directors relates solely to the election of three (3) Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

Only stockholders of record at the close of business on April 1, 2009 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, we urge you to vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice of Internet Availability of Proxy Materials (the “Notice”) you received in the mail and which are also provided on that website, or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717. For specific instructions on how to vote your shares, please review the instructions for each of these voting options that are detailed in your Notice and in this Proxy Statement. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or have voted via the Internet or by telephone.

In addition to their availability at www.proxyvote.com, this Proxy Statement and the Company’s Annual Report to Stockholders are available for viewing, printing and downloading at www.citrix.com/annualreport.

By Order of the Board of Directors,

ANTONIO G. GOMES

Vice President, Deputy General

    Counsel and Secretary

Fort Lauderdale, Florida

April 17, 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE YOUR PROXY AS INDICATED ABOVE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. PLEASE REVIEW THE INSTRUCTIONS FOR EACH OF YOUR VOTING OPTIONS DESCRIBED IN THIS PROXY STATEMENT AND THE NOTICE YOU RECEIVED IN THE MAIL.

CITRIX SYSTEMS, INC.

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

PROXY STATEMENT

For the Annual Meeting of Stockholders

To Be Held on May 29, 2009

April 17, 2009

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Citrix Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Friday, May 29, 2009, at 9:00 a.m. PT, at the Company’s offices at 4988 Great America Parkway, Santa Clara, California 95054, United States, or at any adjournments or postponements thereof (the “Annual Meeting”). An Annual Report to Stockholders, containing financial statements for the year ended December 31, 2008, and this Proxy Statement are being made available to all stockholders entitled to vote at the Annual Meeting. This Proxy Statement and the form of proxy were first made available to stockholders on or about April 17, 2009.

The purposes of the Annual Meeting are to elect three (3) Class II directors for three-year terms, approve an amendment to the Company’s 2005 Equity Incentive Plan and ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009. Only stockholders of record at the close of business on April 1, 2009 (the “Record Date”) will be entitled to receive notice of and to vote at the Annual Meeting. As of that date, 180,750,780 shares of common stock, $.001 par value per share, of the Company (the “Common Stock”) were issued and outstanding. Stockholders are entitled to one vote per share on any proposal presented at the Annual Meeting. You may vote via the Internet at www.proxyvote.com or by telephone by following the instructions on the Notice you received in the mail and which are also provided on that website; or, if you have requested a proxy card by mail, by signing, voting and returning your proxy card. If you attend the Annual Meeting, you may vote in person even if you have previously voted by phone or via the Internet or returned a proxy card by mail. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by: (a) filing with the Secretary of the Company, before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than the proxy; (b) properly casting a new vote via the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; (c) duly completing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company before the taking of the vote at the Annual Meeting; or (d) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Secretary, before the taking of the vote at the Annual Meeting.

The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because, with respect to such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

For Proposal 1, the election of three (3) Class II directors, each nominee shall be elected as a director if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Any director who fails to receive the required number of votes for his or her re-election is required to submit his or her resignation to the Board of Directors. The Company’s Nominating and Corporate Governance Committee (excluding any director nominee who failed to receive the required number of votes) will promptly consider any such director’s resignation and make a recommendation to the Board of Directors as to whether such resignation should be accepted. The Board of Directors is required to act on the Nominating and Corporate Governance Committee’s recommendation within 90 days of the certification of the stockholder vote for the Annual Meeting. For each of Proposal 2, the approval of an amendment to the Company’s 2005 Equity Incentive Plan, and Proposal 3, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, an affirmative vote of a majority of the shares present, in person or represented by proxy, and voting on such matter is required for approval. An automated system administered by the Company’s transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker “non-votes” are not considered voted for the particular matter and have the effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

The persons named as attorneys-in-fact in the proxies, Mark B. Templeton and David J. Henshall, were selected by the Board of Directors and are officers of the Company. All properly executed proxies submitted in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications. If no such specifications are indicated, such proxies will be voted FOR election of the director nominees, FOR approval of the amendment to the Company’s 2005 Equity Incentive Plan and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

Aside from the election of directors, the approval of the amendment to the Company’s 2005 Equity Incentive Plan and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009, the Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of the Record Date: (i) by each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) by each director or nominee of the Company; (iii) by each executive officer of the Company named in the Summary Compensation Table set forth below under Compensation and Other Information Concerning Directors and Officers; and (iv) by all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Dodge & Cox(3) 555 California St., 40th Floor San Francisco, CA 94104	19,686,639	10.89%
PRIMECAP Management Company(4) 225 South Lake Avenue, #400 Pasadena, CA 91101	15,855,787	8.77%
Vanguard Chester Funds—Vanguard PRIMECAP Fund(5) 100 Vanguard Blvd. Malvern, PA 19355	9,950,000	5.50%
Mark B. Templeton(6)	957,639	*
Stephen M. Dow(7)	599,493	*
Peter Levine(8)	512,960	*
David J. Henshall(9)	333,897	*
Alvaro J. Monserrat(10)	216,213	*
David R. Friedman(11)	176,983	*
Thomas F. Bogan(12)	109,488	*
Gary E. Morin(13)	106,807	*
Godfrey R. Sullivan(14)	103,888	*
Murray J. Demo(15)	98,888	*
Asiff S. Hirji(16)	85,555	*
Nanci Caldwell	—	*
All executive officers, directors and nominees as a group (17)(15 persons)	3,811,886	2.07%

*	Represents less than 1% of the outstanding Common Stock.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Pursuant to the rules of the SEC, the number of shares of Common Stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of the Record Date (“presently exercisable stock options”).
(2)	Applicable percentage of ownership is based upon 180,750,780 shares of Common Stock outstanding as of the Record Date.
(3)	With respect to information relating to Dodge & Cox, the Company has relied on information supplied by such entity on an amended Schedule 13G filed with the SEC on February 11, 2009. According to such amended Schedule 13G, Dodge & Cox reported sole dispositive power as to all the shares, sole voting power as to 18,555,239 shares and shared voting power with respect to 47,200 shares.
(4)

With respect to information relating to PRIMECAP Management Company, the Company has relied on information supplied by such entity on an amended Schedule 13G filed with the SEC on February 12, 2009. According to such amended Schedule 13G, PRIMECAP Management Company reported sole dispositive power as to all the shares, sole voting power as to 3,328,087 shares and shared voting power as to none of the shares.
(5)	With respect to information relating to Vanguard Chester Funds—Vanguard PRIMECAP Fund, the Company has relied on information supplied by such entity on an amended Schedule 13G filed with the SEC on February 13, 2009. According to such amended Schedule 13G, Vanguard Chester Funds-Vanguard PRIMECAP Fund reported dispositive power as to none of the shares and sole voting power as to all of the shares.
(6)	Includes 776,854 shares of Common Stock issuable pursuant to presently exercisable stock options, 20,392 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date and 151,393 shares of Common Stock held by the Mark B. Templeton Revocable Trust, dated June 6, 2004, Mark B. Templeton, Trustee (the “Templeton Trust”). Mr. Templeton has sole voting and dispositive power with respect to all the shares held by the Templeton Trust.
(7)	Includes 179,322 shares of Common Stock issuable pursuant to presently exercisable stock options and 556 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date. Also includes (a) 133,381 shares of Common Stock held by Sevin Rosen Fund IX L.P. (“SRFIX”), (b) 2,652 shares of Common Stock held by Sevin Rosen IX Affiliates Fund L.P. (“SRIX AFF”), (c) 17 shares of Common Stock held by SRB Associates IX L.P. (“SRBA IX”), (d) 266,900 shares of Common Stock held by the Dow Family Trust and (e) 7,500 shares of Common Stock held by Dow Investments I L.P. (“Dow LP”). Mr. Dow has sole voting and dispositive power with respect to all of the shares held by Dow LP and shared voting and dispositive power with respect to all of the shares held by SRFIX, SRIX AFF, SRBA IX and the Dow Family Trust. Mr. Dow disclaims beneficial ownership of the shares of Common Stock held by SRFIX, SRIX AFF, SRBA IX and Dow LP except to the extent of his pecuniary interest therein.
(8)	Includes 5,016 shares of Common Stock held by The Summit Family Trust, an entity of which Mr. Levine is a trustee, 1,027 shares of Common Stock held by The Peter Levine Children’s Trust FBO Tatym A. Levine UAD 12/30/2008, and 1,027 shares of Common Stock held by The Peter Levine Children’s Trust FBO Oliver T. Levine UAD 12/30/2008. Mr. Levine has sole voting and dispositive power with respect to all of the shares held by The Summit Family Trust. The shares held by The Peter Levine Children’s Trust FBO Tatym A. Levine UAD 12/30/2008 and by The Peter Levine Children’s Trust FBO Oliver T. Levine UAD 12/30/2008 are held in trusts for the benefit of Mr. Levine’s children and Mr. Levine’s spouse is trustee of the trusts. Mr. Levine disclaims beneficial ownership of the shares of Common Stock held by The Summit Family Trust, The Peter Levine Children’s Trust FBO Tatym A. Levine UAD 12/30/2008, and The Peter Levine Children’s Trust FBO Oliver T. Levine UAD 12/30/2008, except to the extent of his pecuniary interest therein. Also includes 505,052 shares of Common Stock issuable pursuant to presently exercisable stock options.
(9)	Includes 308,647 shares of Common Stock issuable pursuant to presently exercisable stock options and 11,119 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.
(10)	Includes 212,494 shares of Common Stock issuable pursuant to presently exercisable stock options and 1,569 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.
(11)	Includes 165,907 shares of Common Stock issuable pursuant to presently exercisable stock options and 6,692 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.
(12)	Includes 84,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 556 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.
(13)

Includes 69,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 556 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date and 3,000 shares of Common Stock held in a joint account with Mr. Morin’s spouse, with respect to which Mr. Morin has shared dispositive and voting power.

(14)	Includes 89,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 556 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.
(15)	Includes 89,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 556 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.
(16)	Includes 79,167 shares of Common Stock issuable pursuant to presently exercisable stock options and 556 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.
(17)	Includes 2,996,316 shares of Common Stock issuable pursuant to presently exercisable stock options and 52,252 shares of Common Stock issuable upon settlement of restricted stock units that will vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the SEC to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the year ended December 31, 2008, the Company believes that all Section 16(a) filing requirements were complied with during the year ended December 31, 2008, with the following exceptions: each of Mark B. Templeton, David J. Henshall, John C. Burris, David R. Friedman and Brett M. Caine filed a Form 4 in May 2008 more than two business days after awards of restricted stock units; Mr. Templeton filed a Form 4 in May 2008 more than two business days after awards of stock options and additional restricted stock units; and Peter Levine filed a Form 4 in February 2008 more than two business days after a sale of stock and filed a related Form 5 in February 2009.

PROPOSAL 1

ELECTION OF DIRECTOR NOMINEES

The Company’s Board of Directors currently consists of eight members. The Company’s By-laws divide the Board of Directors into three classes. One class is elected each year for a term of three years. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Thomas F. Bogan, Nanci Caldwell and Gary E. Morin and recommended that each be elected to the Board of Directors as a Class II director, each to hold office until the Annual Meeting of Stockholders to be held in the year 2012 and until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal. Messrs. Bogan and Morin and Ms. Caldwell are Class II directors whose terms expire at this Annual Meeting. The Board of Directors is also composed of: (i) three Class III directors (Mark B. Templeton, Stephen M. Dow and Godfrey R. Sullivan), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2010, and (ii) two Class I directors (Murray J. Demo and Asiff S. Hirji), whose terms expire upon the election and qualification of directors at the Annual Meeting of Stockholders to be held in 2011. Mr. Bogan serves as the Chairperson of the Board of Directors.

The Board of Directors knows of no reason why any of the nominees would be unable or unwilling to serve, but if any nominee should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE NOMINEES LISTED BELOW

This proposal for the election of directors relates solely to the election of three (3) Class II directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any stockholder of the Company.

The following table sets forth the nominees to be elected at the Annual Meeting and the Company’s continuing directors, the year each such nominee or continuing director was first elected a director, the positions with the Company currently held by each nominee and continuing director, the year each nominee’s or continuing director’s current term will expire and each nominee’s and continuing director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class II Directors:
Thomas F. Bogan 2003	Director and Chairperson	2009	II
Nanci Caldwell 2008	Director	2009	II
Gary E. Morin 2003	Director	2009	II

Continuing Directors:
Mark B. Templeton 1998	President, Chief Executive Officer and Director	2010	III
Stephen M. Dow 1989	Director	2010	III
Godfrey R. Sullivan 2005	Director	2010	III
Murray J. Demo 2005	Director	2011	I
Asiff S. Hirji 2006	Director	2011	I

DIRECTORS AND EXECUTIVE OFFICERS

Assuming the election of all of the director nominees above, the following table sets forth the directors and executive officers of the Company, their ages, and the positions currently held by each such person with the Company.

Name	Age	Position
Mark B. Templeton	56	President, Chief Executive Officer and Director
Brett M. Caine	49	Senior Vice President, Online Services Division
David R. Friedman	47	General Counsel and Senior Vice President, Human Resources
David J. Henshall	40	Senior Vice President and Chief Financial Officer
Peter Levine	48	Senior Vice President, Virtualization and Management Division
Alvaro J. Monserrat	41	Senior Vice President, Sales and Services
John Gordon Payne	47	Senior Vice President, Delivery Systems Division
Wesley R. Wasson	42	Senior Vice President, Chief Marketing Officer
Thomas F. Bogan(1)(4)(5)(6)	57	Director
Nanci Caldwell(1)(4)	51	Director
Murray J. Demo(2)(3)(4)	47	Director
Stephen M. Dow(1)(4)(9)	53	Director
Asiff S. Hirji(2)(3)(4)	42	Director
Gary E. Morin(2)(3)(4)(7)(8)	60	Director
Godfrey R. Sullivan(1)(4)	55	Director

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Member of Finance Committee
(4)	Member of Nominating and Corporate Governance Committee
(5)	Chairperson of the Board of Directors
(6)	Chairperson of the Compensation Committee
(7)	Chairperson of the Audit Committee
(8)	Chairperson of the Finance Committee
(9)	Chairperson of the Nominating and Corporate Governance Committee

Mark B. Templeton has served as President of the Company since January 1998 and as Chief Executive Officer from June 2001 to the present. He was elected to the Board of Directors in May 1998. Mr. Templeton is a member of the Board of Directors of Equifax, Inc., a publicly-traded credit reporting company.

Brett M. Caine has served as Senior Vice President, Online Services Division since October 2007. From July 2005 to October 2007, Mr. Caine served as Group Vice President of the Online Group. From August 2004 to July 2005, Mr. Caine served as President, Citrix Online. From March 2004 to August 2004, Mr. Caine served as Vice President, Worldwide Sales, Citrix Online.

David R. Friedman has served as General Counsel and Senior Vice President, Human Resources of the Company since April 2006 and also served as Secretary from October 2002 to February 2008. From October 2002 to April 2006, Mr. Friedman served as General Counsel, Corporate Vice President and Secretary.

David J. Henshall has served as Senior Vice President and Chief Financial Officer of the Company since January 2006. From April 2003 to January 2006, Mr. Henshall served as Vice President and Chief Financial Officer of the Company.

Peter Levine has served as Senior Vice President of the Company’s Virtualization and Management Division since October 2007. Prior to joining the Company, Mr. Levine served as President and Chief Executive Officer of XenSource, Inc., a privately-held corporation acquired by the Company in 2007. From June 2002 to February 2005, Mr. Levine served as Managing Director of Mayfield Fund, a venture capital investment firm.

Alvaro J. Monserrat has served as Senior Vice President, Sales and Services of the Company since July 2008. From July 2007 to July 2008, Mr. Monserrat served as the Company’s Vice President of Channels and Emerging Products. Mr. Monserrat also served as Vice President of North America Sales from October 2003 to July 2007, as Vice President of Field Services from March 2002 to October 2003, as Vice President of Consulting Services from December 2001 to March 2002, and as Director of Consulting Services from February 2000 to December 2001.

John Gordon Payne has served as Senior Vice President and General Manager of the Company’s Delivery Systems Division since August 2007. From January 2007 to August 2007, Mr. Payne served as Group Vice President and General Manager of the Company’s Advanced Solutions Group. Mr. Payne also served as Product Line Executive, Emerging Products of the Company’s Virtual Systems Group from April 2006 to December 2006, and as Vice President of Marketing for the Company’s Advanced Solutions Group from December 2004 to December 2006. From January 2000 to December 2004, Mr. Payne served as the Chief Marketing Officer and Chief Financial Officer of Net6, Inc., a corporation acquired by the Company in 2004.

Wesley R. Wasson has served as Senior Vice President and Chief Marketing Officer since October 2007. From September 2006 to October 2007, he served as the Company’s Corporate Vice President, Worldwide Marketing. From August 2005 to September 2006, Mr. Wasson served as the Vice President of the Company’s Application Networking Group. Prior to joining the Company, Mr. Wasson served as Vice President of Worldwide Marketing at NetScaler, Inc., a corporation acquired by the Company in 2005. From August 2002 to December 2004, Mr. Wasson served as the Chief Strategy Officer of NetContinuum, an application security company based in Silicon Valley.

Thomas F. Bogan has served as a director of the Company since January 2003 and as Chairperson of the Board of Directors since May 2005. Since 2004, Mr. Bogan has been a Partner at Greylock Partners, a venture capital firm.

Nanci Caldwell has served as a director of the Company since July 2008. Since 2005, Ms. Caldwell has served as a member of a number of Boards of technology companies and currently serves on the Board of Directors of Deltek, Inc., a publicly-traded enterprise management software company. During 2005 and 2006, Ms. Caldwell worked as a project-based technology consultant. From April 2001 to December 2004, Ms. Caldwell was Executive Vice President and CMO for PeopleSoft, Inc. until it was acquired by Oracle Corporation in December 2004.

Murray J. Demo has served as a director of the Company since February 2005. From September 2007 to June 2008, Mr. Demo served as Executive Vice President and Chief Financial Officer of LiveOps, a privately-held virtual call center company. Mr. Demo served as Executive Vice President & Chief Financial Officer of Postini, Inc., a security software company, from May 2007 until it was acquired by Google Inc. in September 2007. Mr. Demo served as Executive Vice President and Chief Financial Officer from April 2005 to May 2006, Senior Vice President and Chief Financial Officer from June 2000 to April 2005, Vice President and Corporate Controller from October 1999 to June 2000, Corporate Controller from July 1998 to October 1999, Sr. Director of Finance, Product Divisions from February 1998 to July 1998 and Director of Operations Finance from August 1996 to February 1998 for Adobe Systems Incorporated.

Stephen M. Dow has served as a director of the Company since July 1989 and served as Chairperson of the Board of Directors from May 2002 to May 2005. Since 1983, Mr. Dow has served as a general partner of Sevin Rosen Funds, a venture capital investment firm. Mr. Dow serves on the Board of Directors of Cytokinetics, Inc., a publicly-traded biopharmaceutical company.

Asiff S. Hirji has served as a director of the Company since May 2006. Since April 2007, Mr. Hirji has served as a Partner of TPG Capital, L.P., a global private investment firm. From October 2006 to April 2007, Mr. Hirji served as the President, Client Group, of TD Ameritrade Holding Company, a publicly-traded provider of securities brokerage services. Mr. Hirji served as Chief Operating Officer of TD Ameritrade from July 2005 until October 2006 and as Chief Information Officer of Ameritrade from April 2003 until July 2005.

Gary E. Morin has served as a director of the Company since January 2003. From September 2005 until March 2006, Mr. Morin served as Executive Vice President of Lexmark International, Inc., a publicly-traded laser and inkjet printer and supplies company. From 2000 until September 2005, Mr. Morin served as Executive Vice President and Chief Financial Officer of Lexmark. Mr. Morin serves as a director of Sealy Corp., a publicly-traded bedding manufacturer, and of infoGROUP, Inc., a publicly-traded compiler of proprietary databases.

Godfrey R. Sullivan has served as a director of the Company since February 2005. Mr. Sullivan is the President and Chief Executive Officer of Splunk, Inc., an information technology search software company. Prior to Splunk, Mr. Sullivan worked for Hyperion Solutions Corporation, a publicly-traded software company, where he served as President and Chief Operating Officer from 2001 through 2004 and as President and Chief Executive Officer from July 2004 until its acquisition by Oracle Corporation in April 2007. Mr. Sullivan serves on the Board of Directors of Informatica Corporation, a publicly-traded data integration company.

Executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Independence of Members of the Board of Directors

The Board of Directors has determined that each of the Company’s non-employee directors (Messrs. Bogan, Demo, Dow, Hirji, Morin and Sullivan, and Ms. Caldwell) is independent within the meaning of the director independence standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the Securities and Exchange Commission (“SEC”), including Rule 10A-3(b)(1) under the Exchange Act. Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of Nasdaq’s and the SEC’s director independence standards. In making this determination, the Board of Directors solicited information from each of the Company’s directors regarding whether such director, or any member of his or her immediate family, had a direct or indirect material interest in any transactions involving the Company, was involved in a debt relationship with the Company or received personal benefits outside the scope of such person’s normal compensation. The Board of Directors considered the responses of the Company’s directors, and independently considered the commercial agreements, acquisitions, and other material transactions entered into by the Company during 2008.

Executive Sessions of Independent Directors

Executive sessions of the independent directors are held at least four times a year following regularly scheduled in-person meetings of the Board of Directors. Executive sessions do not include the employee director of the Company, and the Chairperson of the Board of Directors is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Director Qualifications

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for reviewing with the Board of Directors from time to time the appropriate qualities, skills and characteristics desired of members of the Board of Directors in the context of the needs of the business and current make-up of the Board of Directors. This assessment includes consideration of the following minimum qualifications that the Nominating and Corporate Governance Committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct;

•	directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	directors must have the ability to exercise sound business judgment based on an objective perspective;

•

directors must have substantial business or professional experience in areas that are relevant to the Company’s business and be able to offer meaningful advice and guidance to the Company’s management based on that experience; and

•	directors must have received a bachelor’s degree from a qualified institution.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills and characteristics when evaluating director nominees, such as:

•	an understanding of and experience in software, hardware or services, technology, accounting, governance, finance and/or marketing;

•	leadership experience with public companies or other major complex organizations;

•	experience on another public company board unless a director otherwise qualifies as an “audit committee financial expert” under the rules of the SEC;

•	the specific needs of the Board and the Committees of the Board at that time;

•	a commitment to enhancing stockholder value and representing the long-term interests of the Company’s stockholders as a whole, not just one particular constituency; and

•	diversity of background and experience in the context of the composition of the Board at that time, such as diversity of knowledge, skills, experience, geographic location, age, gender, and ethnicity.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, the Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates to the Board of Directors for appointment to the committees of the Board of Directors.

Procedures for Recommendation of Director Nominees by Stockholders

The Nominating and Corporate Governance Committee will consider director nominee candidates who are recommended by stockholders of the Company. Stockholders, in submitting recommendations to the Nominating and Corporate Governance Committee for director nominee candidates, shall follow the following procedures:

Generally, the Nominating and Corporate Governance Committee must receive any such recommendation for nomination not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting.

All recommendations for nomination must be in writing and include the following:

•	name and address of the stockholder making the recommendation, as they appear on the Company’s books and records, and of such record holder’s beneficial owner;

•	number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	name of the individual recommended for consideration as a director nominee;

•

all other information relating to the recommended candidate that would be required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including the recommended candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if approved by the Board of Directors and elected; and

•	a written statement from the stockholder making the recommendation stating why such recommended candidate meets the Company’s criteria and would be able to fulfill the duties of a director.

Nominations must be sent to the attention of the Secretary of the Company by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Secretary of Citrix Systems, Inc.

By facsimile to: (954) 267-2862

Attn: Secretary of Citrix Systems, Inc.

The Secretary of the Company will promptly forward any such nominations to the Nominating and Corporate Governance Committee. As a requirement to being considered for nomination to the Company’s Board of Directors, a candidate will need to comply with the following minimum procedural requirements:

•	a candidate must undergo a comprehensive private investigation background check by a qualified firm of the Company’s choosing;

•	a candidate must complete a detailed questionnaire regarding his or her experience, background and independence; and

•

a candidate must submit to the Board of Directors a statement to the effect that (i) if elected, he or she will tender promptly following his or her election an irrevocable resignation effective upon his or her failure to receive the required vote for re-election at the next meeting at which he or she would face re-election, and (ii) upon acceptance of his or her resignation by the Board of Directors, in accordance with the Company’s Corporate Governance Guidelines, he or she shall resign as a member of the Board of Directors.

Once the Nominating and Corporate Governance Committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Security Holder Communications with the Board of Directors

The Board of Directors provides to every security holder the ability to communicate with the Board of Directors as a whole and with individual directors on the Board of Directors through an established process for security holder communication as follows:

For communications directed to the Board of Directors as a whole, security holders may send such communications to the attention of the Chairperson of the Board of Directors by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: Chairperson of the Board of Directors, c/o Secretary

By facsimile to: (954) 267-2862

Attn: Chairperson of the Board of Directors, c/o Secretary

For security holder communications directed to an individual director in his or her capacity as a member of the Board of Directors, security holders may send such communications to the attention of the individual director by one of the two methods listed below:

By U.S. mail (including courier or expedited delivery service) to:

Citrix Systems, Inc.

851 West Cypress Creek Road

Fort Lauderdale, FL 33309

Attn: [Name of the director], c/o Secretary

By facsimile to (954) 267-2862

Attn: [Name of the director], c/o Secretary

The Company will forward any such security holder communication to the Chairperson of the Board of Directors, as a representative of the Board of Directors, or to the director to whom the communication is addressed, on a periodic basis. The Company will forward such communications by certified U.S. mail to an address specified by each director and the Chairperson of the Board of Directors for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company conducts an Annual Meeting of Stockholders, and all Directors are offered the opportunity to attend at the Company’s expense. Six members of the Board of Directors attended the Annual Meeting of Stockholders held in 2008.

Board of Directors Evaluation Program

The Board of Directors annually undertakes a formal evaluation process consisting of an overall Board of Directors evaluation, committee evaluations, and peer and self evaluations by each member. As part of the evaluation process, the Board of Directors evaluates six different competencies: Board structure; Board roles; Board processes; Board composition, orientation and development; Board dynamics; and Board effectiveness. The evaluation process also includes consideration of the appropriate Board size, committee composition, appointment of Chairmanships, succession planning and the technical, business and organizational skills required of future Board members.

Code of Ethics

The Company has adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, that applies to all of the Company’s directors and employees worldwide, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the Code of Business Conduct is available in the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/. A copy of the Code of Business Conduct may also be obtained, free of charge, from the Company upon a request directed to: Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, Attention: Investor Relations. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.citrix.com/site/aboutCitrix/governance/.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.citrix.com/site/aboutCitrix/governance/.

Except for the availability of this Proxy Statement and the Annual Report to Stockholders, which are available for viewing, printing and downloading at www.citrix.com/annualreport, the information on the Company’s website is not part of this Proxy Statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors met sixteen times during the year ended December 31, 2008. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which he or she served during fiscal 2008. The Board of Directors has standing Audit, Compensation, Finance, and Nominating and Corporate Governance committees. Each committee has a written charter that has been approved by the Board of Directors. Each committee reviews the appropriateness of its charter at least annually.

Audit Committee

The Audit Committee of the Board of Directors currently consists of Messrs. Demo, Hirji and Morin (Chair), each of whom served on the Audit Committee throughout 2008. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that each of Messrs. Demo, Hirji and Morin qualifies as an “audit committee financial expert” under the rules of the SEC. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Messrs. Demo’s, Hirji’s and Morin’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Messrs. Demo, Hirji and Morin any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors.

The Audit Committee met eight times during the year ended December 31, 2008. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

As described more fully in its charter, the Audit Committee oversees the Company’s accounting and financial reporting processes, internal controls and audit functions. In fulfilling its role, the Audit Committee:

•	reviews the financial reports and related disclosure provided by the Company to the SEC, the Company’s stockholders or the general public;

•	reviews the Company’s internal financial and accounting controls;

•	oversees the appointment, compensation, retention and work performed by any independent registered public accounting firms engaged by the Company;

•	oversees procedures designed to improve the quality and reliability of the disclosure of the Company’s financial condition and results of operations;

•	oversees the Company’s internal audit function;

•

serves as the Qualified Legal Compliance Committee of the Company in accordance with Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations promulgated by the SEC thereunder;

•

recommends, establishes and monitors procedures designed to facilitate (i) the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters, and (ii) the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters;

•	engages advisors as necessary; and

•	determines the funding from the Company that is necessary or appropriate to carry out the Audit Committee’s duties.

Finance Committee

The Finance Committee of the Board of Directors currently consists of Messrs. Demo, Hirji and Morin (Chair), each of whom served on both the Finance Committee and the Audit Committee throughout 2008. The Finance Committee advises the Board of Directors and, in certain instances, acts on behalf of the Board of Directors, on matters relating to the Company’s investment policies and financing activities.

The Board of Directors has determined that each member of the Finance Committee meets the independence requirements promulgated by Nasdaq. The Finance Committee met once during the year ended December 31, 2008. Because the members of the Finance Committee serve on the Audit Committee, investment policy and financing matters were also discussed at several Audit Committee meetings during 2008. The Finance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bogan (Chair), Dow and Sullivan and Ms. Caldwell. Ms Caldwell joined the Compensation Committee in July 2008. Messrs Bogan, Dow and Sullivan served on the Compensation Committee throughout 2008. The Compensation Committee is responsible for determining and making recommendations with respect to all forms of compensation to be granted to executive officers of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of stockholders in accordance with applicable rules and regulations.

In fulfilling its role, the Compensation Committee also:

•	reviews and makes recommendations to the management of the Company on company-wide compensation programs and practices;

•	approves the salary, variable cash, equity-based and other compensation arrangements of the Company’s senior executive officers reporting directly to the President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board of Directors, the salary, variable cash, equity-based and other compensation arrangements of the Company’s President and Chief Executive Officer;

•	appoints, retains, terminates and oversees the work of any independent experts and consultants and reviews and approves the fees and retention terms for such consultants;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews the Company’s equity award grant policy;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments to those plans;

•	evaluates the Company’s compensation philosophy and reviews actual compensation for consistency with the Company’s compensation philosophy;

•	reviews and recommends for inclusion in the Company’s annual proxy statement the Compensation Discussion and Analysis section; and

•	reviews and discusses with the Board of Directors succession plans for the Company’s President and Chief Executive Officer and other executive officers.

The Compensation Committee has the authority to engage its own outside advisors, including experts in particular areas of compensation, as it determines appropriate, apart from counsel or advisors hired by management. In 2008, the Compensation Committee retained Radford Consulting, an independent compensation consultant, which we refer to as Radford, to assist the committee in evaluating the compensation of the Company’s executive officers and directors. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the role of Radford in the compensation review process.

The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined by the rules of the Nasdaq Global Select Market. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, and is a “non-employee” director as defined under Section 16 of the Exchange Act.

The Compensation Committee met nine times during the year ended December 31, 2008. The Compensation Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available in the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors currently consists of all of the Company’s independent directors, Messrs. Bogan, Demo, Dow (Chair), Hirji, Morin and Sullivan and Ms. Caldwell. Ms. Caldwell joined the Nominating and Corporate Governance Committee in July 2008. Messrs. Bogan, Demo, Dow, Hirji, Morin and Sullivan served on the Nominating and Corporate Governance Committee throughout 2008.

The Nominating and Corporate Governance Committee:

•	reviews and makes recommendations to the Board of Directors regarding the Board of Directors’ composition and structure;

•	establishes criteria for membership on the Board of Directors and evaluates corporate policies relating to the recruitment of members of the Board of Directors;

•	recommends to the Board of Directors the nominees for election or re-election as directors at the Annual Meeting of Stockholders;

•	reviews and approves all related party transactions involving executive officers and members of the Board of Directors; and

•

establishes, implements and monitors policies and processes regarding principles of corporate governance in order to ensure the Board of Directors’ compliance with its fiduciary duties to the Company and its stockholders. As described above in the section entitled Policies Governing Director Nominations, the Nominating and Corporate Governance Committee will consider nominees recommended by stockholders.

The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements promulgated by Nasdaq. The Nominating and Corporate Governance Committee met six times during the year ended December 31, 2008. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a current copy of which is available at the Corporate Governance section of the Company’s website at http://www.citrix.com/site/aboutCitrix/governance/.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.citrix.com/site/aboutCitrix/governance/.

Report of the Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors. The Audit Committee currently consists of Messrs. Demo, Hirji and Morin (Chair), each of whom served on the Audit Committee throughout 2008. Each of Messrs. Demo, Hirji and Morin qualifies as an “audit committee financial expert” under the rules of the SEC. The Board of Directors has determined that each member of the Audit Committee meets the independence requirements promulgated by Nasdaq and the SEC, including Rule 10A-3(b)(1) under the Exchange Act. In May 2008, the Audit Committee reviewed the adequacy of its charter. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

During the year ended December 31, 2008, the Company’s independent registered public accounting firm was Ernst & Young LLP (“Ernst & Young”). Ernst & Young was responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). Ernst & Young also performed audit-related services, tax services and other permissible non-audit services for the Company during 2008, as described more fully below.

The Audit Committee oversees the accounting and financial reporting processes of the Company and the audits of the consolidated financial statements of the Company on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant estimates and judgments, critical accounting policies and accounting estimates resulting from the application of these policies, and the substance and clarity of disclosures in the financial statements, and reviewed the Company’s disclosure controls and procedures and internal control over financial reporting. The Audit Committee reviewed with Ernst & Young, who is responsible for expressing an opinion on the fairness of the Company’s consolidated financial statements in conformity with accounting principles generally acceptable in the United States, Ernst & Young’s judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as independent registered public accountants are required to discuss with the Audit Committee under auditing standards of the PCAOB. In addition, the Audit Committee has reviewed the services provided by Ernst & Young and discussed with Ernst & Young its independence from management and the Company, including the matters in the written disclosures required by PCAOB Rule 3526 and considered the compatibility of non-audit services with the registered public accountants’ independence.

The Audit Committee discussed with Ernst & Young the overall scope and plan for their annual audit for 2008. The Audit Committee met separately with Ernst & Young in its capacity as the Company’s independent registered public accountants for the Company, with and without management present, to discuss the results of Ernst & Young’s procedures, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting, as applicable.

The Audit Committee has reviewed the audited consolidated financial statements of the Company at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and has discussed them with both management and Ernst & Young. In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act. The Audit Committee has also discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards Nos. 89 and 90 (Audit Adjustments and Communications with Audit Committees, respectively), as currently in effect. This discussion included, among other things, a review with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies and practices used by the Company. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

The Audit Committee also reviewed the Company’s quarterly financial statements during 2008 and discussed them with both the management of the Company and Ernst & Young prior to including such interim financial statements in the Company’s quarterly reports on Form 10-Q. In connection with the Company’s quarterly reports on Form 10-Q for its first, second and third fiscal quarters of 2008, the Audit Committee discussed with management the results of the Company’s certification process relating to the certification of financial statements under Sections 302 and 906 of the Sarbanes-Oxley Act.

During the course of the year ended December 31, 2008, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and Ernst & Young at Audit Committee meetings held throughout the year. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC, as well as Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audits of the consolidated financial statements and financial statement schedule and the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending December 31, 2009.

The Audit Committee monitors the activity and performance of Ernst & Young. All services provided by Ernst & Young have been pre-approved by the Audit Committee. The Audit Committee’s evaluation of the performance of Ernst & Young included, among other things, the amount of fees paid to Ernst & Young for audit and permissible non-audit services in 2008. Information about Ernst & Young’s fees for 2008 is discussed below in this Proxy Statement under Ratification and Appointment of Independent Registered Public Accounting Firm.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Audit Committee,

Gary E. Morin (Chair)

Murray J. Demo

Asiff S. Hirji

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview and Philosophy

We believe that the quality, skills and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing value for our stockholders. We also believe that compensation is an integral part of a successful business strategy, devised to motivate employees to accomplish that strategy.

As a result, our compensation programs are designed to achieve the following objectives:

•	to provide competitive compensation that attracts, motivates and retains the best talent and the highest caliber executives to help us to achieve our strategic objectives; and

•	to align management’s interest with our stockholders’ interest by

-	linking a significant portion of the total potential cash compensation paid to our executives to our annual financial performance and the achievement of specified management objectives, or MBOs, relating to key strategic goals; and

-	utilizing appropriate performance goals and long-term incentives for our equity awards.

The compensation packages that we offer our employees directly reflect our principles and the value we place on our employees. We consider our employees to be our primary asset and believe our compensation packages should emphasize sustainable corporate growth through

•	a pay-for-performance orientation, and

•	a commitment to both organizational and personal development.

In particular, we view the total compensation package for each executive officer to be comprised of the following:

•	base salary;

•	variable cash compensation;

•	equity-based long-term incentives; and

•	benefits.

The Compensation Committee considered each of these items in determining the individual compensation package for each executive officer, as further described below.

Our Board of Directors has delegated to the Compensation Committee the authority to determine and make recommendations for all forms of compensation to be granted to our executive officers, other than our President and Chief Executive Officer, in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by Nasdaq. In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act.

In assessing and determining our compensation programs, the Compensation Committee:

•	reviews and makes recommendations to management on company-wide compensation programs and practices;

•	approves the salary, variable cash, equity-based and other compensation arrangements of senior executive officers reporting directly to our President and Chief Executive Officer;

•	recommends, subject to approval by the entire Board of Directors, the salary, variable cash, equity-based and other compensation arrangements of our President and Chief Executive Officer;

•	appoints, retains, terminates and oversees the work of any independent experts and consultants, and reviews and approves the fees and retention terms for such experts and consultants;

•	establishes policies and procedures for the grant of equity-based awards and periodically reviews our equity award grant policy;

•	recommends, subject to approval by the entire Board of Directors, any equity-based plans and any material amendments to those plans;

•	evaluates our compensation philosophy and reviews actual compensation for consistency with our compensation philosophy;

•	reviews and recommends for inclusion in our annual proxy statement our Compensation Discussion and Analysis; and

•	reviews and discusses with the Board of Directors succession plans for the President and Chief Executive Officer and other executive officers.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed by the Compensation Committee and include an analysis of all elements of compensation separately and in the aggregate. In establishing compensation levels for each executive officer, the Compensation Committee has the authority to engage the services of outside experts to assist it. In addition, our legal, finance and human resources departments support the Compensation Committee in its work and act in accordance with the direction given to them to fulfill various functions in administering our compensation programs.

Throughout 2008, the Compensation Committee held nine meetings with management, our human resources department and representatives of Radford to:

•	review our compensation philosophy;

•	review the actual compensation of our executive officers for consistency with our philosophy;

•	analyze trends in executive compensation;

•	assess our variable cash compensation structure, as well as our plan components and mechanics, to ensure an appropriate correlation between pay and performance;

•	assess our equity-based awards programs against our objectives of executive incentive, retention and alignment with stockholder interests;

•	benchmark our executive cash compensation and equity-based awards programs, and assess our pay versus performance against our peer group; and

•	review recommendations for 2008 compensation for consistency with these benchmarks and our compensation philosophy.

At several meetings starting in December 2007 and continuing throughout the first quarter of 2008, the Compensation Committee reviewed proposed compensation programs and packages for our executive officers for 2008, which had been prepared by management and evaluated by our finance department for consistency with our operating plan. On March 31, 2008, the Compensation Committee approved the proposed 2008 Variable Cash Compensation Plan and also approved individual compensation packages for our executive officers, other than our President and Chief Executive Officer, including their target variable cash compensation. In addition, on

March 31, 2008, in a session from which management was excluded, the Compensation Committee, along with other members of the Board of Directors, reviewed and discussed the compensation package of our President and Chief Executive Officer and recommended the package to our Board of Directors for approval. On April 22, 2008, our Board of Directors approved the compensation package of our President and Chief Executive Officer.

Evaluation Criteria

In determining the amount and mix of compensation elements, the Compensation Committee relies upon its judgment about the performance of each individual executive officer. In setting final compensation levels for our executive officers in 2008, the Compensation Committee considered many factors, including, but not limited to:

•	the performance and experience of each individual;

•	the scope and strategic impact of the executive officer’s responsibilities;

•	our past business and segment performance and future expectations;

•	our long-term goals and strategies;

•	past compensation levels of each individual and of our executives as a group;

•	relative levels of compensation among the officers;

•	the amount of each compensation component in the context of the executive officer’s total compensation and other benefits;

•	for each executive officer, other than our President and Chief Executive Officer, the evaluations and recommendations of our President and Chief Executive Officer;

•	for our President and Chief Executive Officer, the evaluations of each of his direct reports and from each member of our Board of Directors; and

•	the competitiveness of the compensation packages relative to the selected benchmarks as highlighted by the independent compensation consultant’s analysis.

Role of the Independent Compensation Consultant

During 2008, the Compensation Committee retained the services of Radford. Radford reported directly to the Compensation Committee for purposes of advising it on executive compensation matters. The Compensation Committee provided Radford with preliminary instructions regarding the goals of our compensation program and the parameters of the competitive review of executive total direct compensation packages to be conducted by Radford. In particular, Radford was instructed to test whether the compensation packages of our President and Chief Executive Officer, Chief Financial Officer, Chief Legal Officer and Senior Vice President, Sales and Services were competitive with the market and reasonable given our performance relative to our peers as measured by revenue growth, operating income growth, diluted earnings per share growth and total stockholder return, each on a one-and three-year basis. For all executive officer positions, Radford was further instructed to benchmark all components of compensation, including base salary, total targeted compensation (base salary plus variable cash compensation), total actual cash compensation and equity-based long-term incentive awards. For purposes of analyzing our performance against that of our peer companies, Radford was instructed to organize its analysis around our business units and general corporate executive positions. Finally, the Compensation Committee instructed Radford to review the public disclosure by our peer companies concerning their executive compensation practices and to review our internal compensation model and guidelines and compare them to our peer companies and actual compensation practices.

Throughout the fourth quarter of 2007 and the first quarter of 2008, Radford attended meetings of the Compensation Committee, both with and without members of management present, and interacted with members of our human resources department with respect to its assessment of the compensation packages of our executive officers. Once Radford, working in conjunction with our human resources department, completed its preliminary analysis of our executive compensation, it presented its report to the Compensation Committee in January 2008, and the Compensation Committee reviewed the analysis and provided Radford with feedback and further direction for follow-up analysis. Radford provided updates to its prior report throughout March 2008.

The Compensation Committee annually conducts a competitive analysis of the compensation paid to our executive officers and reviews the compensation practices of our peer group and of the software industry overall. As in prior years, the analysis for 2008 measured our compensation targets and actual compensation paid against information from the following sources:

•	independent, commercially available surveys on executive compensation within the software industry, tailored to reflect our relative market capitalization and revenue, including:

•	the Radford 2008 Executive Compensation Benchmark Review;

•	the 2007 Radford Executive Survey;

•	the 2007 Radford Stock by Level Survey; and

•	the 2007 Radford Sales Survey; and

•

an internally-prepared benchmark analysis using commercially available survey data and information from publicly filed reports from a group of 17 peer technology companies, or the peer group, specifically identified by us in consultation with the Compensation Committee.

This peer group was limited to technology companies that are our competitors or those that are close comparisons in terms of sales, industry and/or market capitalization and may therefore compete with us for executive talent. Our Compensation Committee annually evaluates the composition of the peer group and adjusts the composition of the peer group for factors such as recent acquisitions of peer companies or new markets that we have entered. The companies in the 2008 peer group were:

Adobe Systems Inc.	F5 Networks Inc.	Riverbed Technology, Inc.
Autodesk, Inc.	Fair Isaac Corporation	Sybase, Inc.
BEA Systems, Inc.	Juniper Networks Inc.	Synopsys, Inc.
BMC Software, Inc.	McAfee, Inc.	VeriSign, Inc.
Cadence Design Systems, Inc.	Novell, Inc.	VMWare, Inc.
Compuware Corporation	Parametric Technology Corporation

The benchmarks were used as one of several factors to evaluate appropriate compensation ranges for base salary, variable cash compensation and equity-based long-term incentives. Radford survey data and proxy data of the peer group were both considered in forming a final market data point. In 2008, the data from this benchmarking generally suggested that the total cash compensation paid to our executive officers compared reasonably to the total cash compensation paid to the executives whose companies were included in the peer group and the Radford surveys.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

Salary levels for our executive officers are based on internally-developed ranges, the midpoints of which generally correspond to the 50th percentile of salaries that the Compensation Committee believes are paid to executive officers with comparable responsibilities at the benchmarked peer group and surveyed companies and within the overall software and high technology industry. Each year, the Compensation Committee reviews variances between the salary levels for our executive officers and those of the companies included in the selected benchmarks and determines, in its discretion, individual salary adjustments after considering the various factors described above, although no relative weights or rankings are assigned to these factors. In the aggregate for 2008, the data from our benchmarking suggested that base salaries paid to our executive officers were slightly below the market 50th percentile. In setting base salaries for our executive officers, other than our President and Chief Executive Officer, the Compensation Committee also considers the recommendations of our President and Chief Executive Officer in addition to the factors described above. Our 2008 salary increases are detailed in the Discussion of Summary Compensation and Grants of Plan-Based Awards Tables below.

In January 2009, we announced the implementation of a restructuring program and steps to reduce our headcount by approximately 500 full-time positions representing approximately 10 percent of our global workforce in order to operate more efficiently and to drive long-term changes in our cost model. In connection with this restructuring, the Compensation Committee has determined not to provide base salary increases to any executive officer in 2009.

Variable Cash Compensation

Variable cash compensation is based on internally-developed guidelines which generally correspond to the 50th percentile of similar variable cash compensation provided to officers in similar positions at companies included in the selected benchmarks. For 2008, this translated into target awards that ranged from 55% to 112.5% of base salary, depending on the role of the executive. Accordingly, for 2008 overall target total cash compensation for our executive officers, which includes base salary and variable cash compensation, was slightly below the market 50th percentile. Data from the peer group and surveyed companies also suggested that the total cash compensation actually paid to our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer and our Senior Vice President, Sales and Services was below the market median for total cash compensation for those positions.

To provide variable cash compensation for 2008, the Compensation Committee adopted our Variable Cash Compensation Plan for the benefit of our President and Chief Executive Officer; our Senior Vice President and Chief Financial Officer; our General Counsel and Senior Vice President, Human Resources; our Senior Vice President, Virtualization and Management Division; and other participants approved for participation by the Compensation Committee. In July 2008, the Compensation Committee approved our Senior Vice President, Sales and Services, for participation in the 2008 Variable Cash Compensation Plan upon his promotion to such role from his prior position as our Vice President of Channels and Emerging Products. Prior to his promotion, our Senior Vice President, Sales and Services participated in a different variable cash compensation plan in accordance with his prior position, which we refer to as the Vice President Compensation Plan.

Our Variable Cash Compensation Plan is overseen by the Compensation Committee, and administrative tasks are delegated to management. Consistent with our operating plan, the financial targets and attainment levels for variable cash compensation are adjusted to exclude certain GAAP measurements, including amortization of intangible assets, write-offs of in-process research and development, non-cash charges associated with the expensing of equity-based compensation, any non-recurring items, and any other items adjusted from our GAAP results in our reported earnings. In addition, the Compensation Committee and our Board of Directors retain the right to amend, alter or terminate our Variable Cash Compensation Plan at any time. This right provides the Compensation Committee and our Board of Directors the discretion to decrease or increase payouts to account for extraordinary circumstances and to balance the interests of the plan participants with the interests of our stockholders. For 2008, the Compensation Committee made no adjustments to either plan targets or the resulting payouts under our Variable Cash Compensation Plan and our 2008 performance-based restricted stock unit awards discussed below.

Components of Variable Cash Compensation

Participants in our Variable Cash Compensation Plan received variable cash compensation awards for 2008 based upon the achievement of specific financial goals, which included targets based on reported revenue, product revenue and non-GAAP corporate operating income, and achievement of MBOs relating to the products we acquired in our acquisition of XenSource in October 2007, including revenue, reseller and customer account reference goals.

Financial Component

Annually, we model potential award payouts generated by various performance attainment levels against goals for revenue growth, non-GAAP earnings per share and non-GAAP operating income. This modeling helps to inform threshold, target and maximum payout levels for the plan. To ensure the integrity of our operational plan, and to safeguard stockholder value, the payout levels are designed to motivate performance that meets or exceeds our plan objectives while providing appropriate exposure for under-performance of these objectives. In addition, this allows us to ensure that the structure and possible outcomes under our Variable Cash Compensation Plan do not create incentives for our executives to take unnecessary and excessive risks that would threaten our long term value.

For 2008, each executive’s variable cash compensation award was based 90% on the achievement of financial targets established by the Compensation Committee, consistent with our annual operating plan. Our Variable Cash Compensation Plan weighted these financial components as follows, except that different financial targets were provided for our Senior Vice President, Sales and Services upon his promotion:

•	40% for achieving a reported revenue target of $1.707 billion;

•	30% for achieving a product revenue target of $730 million; and

•	30% for achieving a non-GAAP corporate operating income target of $376 million.

Our Variable Cash Compensation Plan provided for a premium in the event of overachievement of targets, capped at 200% of the target payout amount, and a deduction in the event of underachievement of targets, depending on actual results.

Our Variable Cash Compensation Plan also contained minimum performance requirements that needed to be met before any award could be earned, including

•	achievement of 80% of each financial target; and

•	achievement of 90% of the annual non-GAAP earnings per share target of $1.67.

Further, our Variable Cash Compensation Plan provided that if the product revenue target was not met, no premium would apply for overachieving against the non-GAAP corporate operating income target.

For our Senior Vice President, Sales and Services only, we applied second half 2008 financial targets under the Variable Cash Compensation Plan that reflected our actual second half 2008 revised operating plan. We did this in recognition that our original 2008 operating plan, which formed the basis of the financial targets for our other executive officers under the Variable Cash Compensation Plan, was adopted before our Senior Vice President, Sales and Services was promoted and without his direct involvement. The Variable Cash Compensation Plan’s original financial targets, therefore, would not create a fair and meaningful incentive for performance in his role for the balance of the year. The second half 2008 financial targets for our Senior Vice President, Sales and Services were as follows:

•	reported revenue target of $837 million;

•	product revenue target of $330 million; and

•	non-GAAP corporate operating income target of $195 million.

MBO Component

In 2008, we added an MBO component to our Variable Cash Compensation Plan, which accounted for 10% of each executive officer’s potential variable cash compensation. This component was added to ensure that our executive officers were focused on key strategic goals integral to the achievement of our 2008 operating plan and long-term future success. In 2008, we began to integrate XenSource and its related products, which we acquired in the fourth quarter of 2007. As a result of the strategic importance of the XenSource acquisition, the 2008 MBOs were based on objectives related to our XenSource products, weighted as follows:

•	50% for achieving XenServer and XenDesktop revenue goals;

•	25% for achieving a specified number of XenServer authorized resellers and active resellers; and

•	25% for achieving a specified number of XenServer and XenDesktop reference accounts.

Unlike the financial components of the variable cash compensation awards, the MBO provided that no amount would be paid under an MBO unless it was 100% attained. The MBO targets under our Variable Cash Compensation Plan were established without the benefit of a significant operating history for our XenServer products. Additionally, at the time the targets were set, we had not fully integrated the XenSource acquisition into our business and were in the process of entering the server and desktop virtualization markets, which are new markets for us. In all cases, the performance required to achieve an MBO required significant growth over both actual results from the prior fiscal year achieved by XenSource prior to our acquisition and the relevant marketplace growth rate.

Target Cash Compensation Mix

The Compensation Committee’s decisions concerning 2008 target base salaries and target payouts under our Variable Cash Compensation Plan resulted in the following target mix of cash compensation for our executive officers, expressed both as a percentage of total targeted cash compensation and in dollars:

	Target Cash Compensation Mix ($ and % of Total Target Cash Compensation)
	Base Salary		Variable Cash - Financial		Variable Cash - MBO		Total Cash Compensation
	($)	(%)	($)	(%)	($)	(%)	($)	(%)
President & Chief Executive Officer	800,000	47	810,000	48	90,000	5	1,700,000	100
Senior Vice President & Chief Financial Officer	435,000	59	274,050	37	30,450	4	739,500	100
General Counsel & Senior Vice President, Human Resources	395,000	65	195,525	32	21,725	4	612,250	100
Senior Vice President, Virtualization & Management Division	300,000	59	189,000	37	21,000	4	510,000	100
Senior Vice President, Sales & Services	375,000	50	337,500	45	37,500	5	750,000	100

Determination of Awards

Executive Officers Other Than our Senior Vice President, Sales and Services

In the first quarter of 2009, our Senior Vice President and Chief Financial Officer reviewed and approved the calculations of financial target attainment levels and the 2008 award amounts payable to executive officers that were generated by members of our human resources department in accordance with the terms of our Variable Cash Compensation Plan. These financial target and MBO attainment levels and award calculations were presented to the Compensation Committee for its review and approval at a meeting held on February 13, 2009. At that meeting, the Compensation Committee determined that the reported revenue target of $1.707 billion was 92.8% attained, the reported product revenue target of $730 million was 85.0% attained and the non-GAAP corporate operating income target of $376 million was 95.8% attained. Based on these attainment levels, the

Compensation Committee determined that each of our executive officers participating in our Variable Cash Compensation Plan was entitled to receive a variable cash compensation award equal to 56.4% of the financial component of his variable cash compensation target award. In addition, the Compensation Committee determined that the MBO target for reference accounts was fully attained, but that the XenServer and XenDesktop revenue target and the XenServer targets for authorized and active resellers were not attained. As a result, the Compensation Committee determined that our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, General Counsel and Senior Vice President, Human Resources and Senior Vice President, Virtualization and Management Division were entitled to receive 25% of the MBO component of each variable cash compensation target award.

The table below summarizes the payments approved by our Compensation Committee under our Variable Cash Compensation Plan expressed both in dollars and as a percentage of the overall target award for 2008. We paid each of the executive officers listed below his variable cash compensation award in the first quarter of 2009.

	Total Target Variable Cash Compensation Award ($)	Variable Cash – Financial Component ($)	Variable Cash – MBO Component ($)	Total Variable Cash Compensation Paid ($)	Difference between Total Paid and Target Award ($)	Percentage of Target Award Paid (%)
President & Chief Executive Officer	900,000	457,164	22,500	479,664	(420,336)	53.3
Senior Vice President & Chief Financial Officer	304,500	154,674	7,613	162,287	(142,213)	53.3
General Counsel & Senior Vice President, Human Resources	217,250	110,354	5,431	115,785	(101,465)	53.3
Senior Vice President, Virtualization & Management Division	210,000	106,672	5,250	111,922	(98,078)	53.3

Senior Vice President, Sales and Services

As discussed above, our Senior Vice President, Sales and Services participated in the Vice President Compensation Plan for the first half of 2008 and in our Variable Cash Compensation Plan for executive officers after his promotion to Senior Vice President, Sales and Services in July 2008. Under the Vice President Compensation Plan, our Senior Vice President, Sales and Services was entitled to receive 46.1% of his target variable cash compensation award for the first half of 2008. As discussed above, the second half 2008 financial targets under the Variable Cash Compensation Plan applicable to our Senior Vice President, Sales and Services after his promotion reflected our actual second half 2008 revised operating plan. With respect to our Senior Vice President, Sales and Services, it was determined that the second half 2008 reported revenue target of $837 million was 97.3% attained, the reported product revenue target of $330 million was 96.9% attained and the non-GAAP corporate operating income target of $195 million was 105.1% attained. Based on these attainment levels, under the Variable Cash Compensation Plan our Senior Vice President, Sales and Services was entitled to receive a variable cash compensation award equal to 90.4% of the financial component of his variable cash compensation target award. With respect to the MBO component of our Variable Cash Compensation Plan, the Compensation Committee made the same determinations concerning achievement for our Senior Vice President, Sales and Services as it did for our other executive officers, which entitled our Senior Vice President, Sales and Services to receive 25% of the MBO component of his variable cash compensation target award, pro-rated for six months of service. Further, our Senior Vice President, Sales and Services received the financial component of his variable cash compensation award in four quarterly installments (based on his base salary as then in effect) to provide timely recognition and feedback regarding sales performance.

The table below summarizes the payments made to our Senior Vice President, Sales and Services under our Variable Cash Compensation Plan for the second half of 2008 expressed both in dollars and as a percentage of the overall target award for the second half of 2008.

	Total Target Variable Cash Compensation Award ($)	Variable Cash – Financial Component ($)	Variable Cash – MBO Component ($)	Total Variable Cash Compensation Paid ($)	Difference between Total Paid and Target Award ($)	Percentage of Target Award Paid (%)
Senior Vice President, Sales and Services	187,500	149,006	4,688	153,694	(33,806)	82.0

Equity-Based Long-Term Incentives

The purpose of our equity-based long-term incentives is to attract and retain talented employees, further align employee and stockholder interests, and continue to closely link employee compensation with company performance. Our equity-based long-term incentive program provides an essential component of the total compensation package offered to employees, reflecting the importance that we place on motivating and rewarding superior results with long-term and performance-based incentives.

Portfolio Approach to Equity-Based Awards

Since 2006, we have granted to executive officers a portfolio of equity-based awards consisting of a mix of both stock options and restricted stock units (both performance-based and time-based) pursuant to our 2005 Equity Incentive Plan, or the 2005 Plan. We believe that a mix of stock options and restricted stock units provides an effective incentive for our superior performers to remain with us and continue to perform at a high level. Annually, the Compensation Committee reviews our targeted mix of stock options and restricted stock units and in 2008, as in prior years, found that our mix of options and restricted stock units reduces our burn rate and overhang, lessens the effects of stockholder dilution and provides the Compensation Committee with additional flexibility in the elements and mix of our executive officers’ compensation packages. In addition, in 2008 the Compensation Committee reviewed the competitive practices of our peer companies and concluded that those peer companies were moving towards grants of similar full value awards.

For 2008, the Compensation Committee decided to continue the established equity mix so that 50% of the value of the total equity package was comprised of stock options and 50% was comprised of restricted stock units, with 30% of total value represented in performance-based restricted stock units and 20% of total value represented in service-based restricted stock units to provide an appropriate balance among the elements of compensation awarded to our executive officers.

Because restricted stock units are full value awards, the number of restricted stock units that needs to be granted to reach the 50% value threshold is less than the number of options that would be required to reach the same value level. The Compensation Committee has determined that each time-vesting share represented by a restricted stock unit is equal to three stock option shares, and each performance-vesting share represented by a restricted stock unit is equal to two and one-half stock option shares. As a result, the use of restricted stock units will continue to further our goals of reducing dilution, burn rate and overhang by reducing the number of shares of Common Stock subject to equity-based awards. Periodically, the Compensation Committee reviews these ratios of option based instruments to full value awards to ensure an appropriately balanced portfolio of equity-based awards.

Stock Option Awards

When establishing stock option grant levels for our executive officers, the Compensation Committee considers the existing levels of stock and option ownership among the executive officers relative to each other and to our employees as a whole, previous grants of stock options to our executive officers, our stock option overhang and targeted stock-option burn rates, and the vesting schedules of previously granted options, as well as the various factors described above. In addition, the Compensation Committee reviews the stock option grant levels of executive officers in our peer group. In 2008, the data from our benchmarking suggested that equity-based long-term incentive grants made in 2008 were positioned between the market 50th and 75th percentiles. While our general target for equity-based long-term compensation is the 75th percentile, the factors described in this paragraph affect the actual number of stock option awards and restricted stock units awarded.

Our executive officers generally receive annual option awards in two grants, which are pre-set to follow our quarterly earnings releases. See Equity Award Grant Policy below. As part of our restructuring discussed above, for 2009 we changed the timing of our annual grant process such that all annual equity-based awards, including awards to our executive officers, were made on one grant date in March 2009.

Restricted Stock Unit Awards

Pursuant to the 2005 Plan, we may grant executive officers both performance-based restricted stock units and service-based restricted stock units. Once vested, each restricted stock unit represents the right to receive one share of our Common Stock. The grants of restricted stock unit awards are based upon the same factors used to evaluate stock option grants.

In 2008, the performance criteria and attainment levels for grants of performance-based restricted stock units were based upon successful achievement of a non-GAAP corporate operating income target of $376 million. The number of restricted stock units underlying a performance-based award is generally determined one year after the date of the award based on the achievement of the specific performance objectives. If the performance goal is less than 90% attained, then no performance-based restricted stock units will be issued pursuant to the authorized award. For performance at and above 90% attainment, the number of performance-based restricted stock units issued is based on a graduated slope, with the maximum number of performance-based restricted stock units issuable pursuant to the award capped at 125% of the target number of restricted stock units set forth in the award agreement. Once the number of restricted stock units is determined, the units are subject to service-based vesting as described below.

In February 2009, our Compensation Committee determined that the non-GAAP corporate operating income target of $376 million under our 2008 performance-based restricted stock unit awards to our executive officers was 95.8% attained. Based on the graduated payout slope, this attainment translated to a payout of 75% of the 2008 target award for performance-based restricted stock units, which restricted stock units were subject to vesting and other requirements of the restricted stock unit agreements.

The size of the restricted stock unit award granted to our Senior Vice President, Sales and Services, is low compared to the awards granted to our other executives because this award was made prior to his promotion in July 2008 and reflected the level of responsibilities associated with his prior position. Additionally, in 2008, we did not grant any restricted stock unit awards to our Senior Vice President, Virtualization and Management Division, because of the number of stock options we assumed when he joined our company in conjunction with our acquisition of XenSource in October 2007. The XenSource stock options we assumed on behalf of our Senior Vice President, Virtualization and Management Division, represent the right to purchase up to 1,185,527 shares of our Common Stock at a weighted average exercise price of $2.83 per share.

The performance-based restricted stock units vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement. Under the terms of the restricted stock unit agreements, no shares of stock may be issued to settle restricted stock units until the performance criteria has been met and the number of restricted stock units underlying the award is determined.

In addition to the performance-based restricted stock units described above, in 2007 we began granting service-based restricted stock units to our executive officers in order to further reduce our stock option burn rate and overhang, while at the same time maintaining important retention incentives. Consistent with this practice, in the second quarter of 2008, we entered into restricted stock unit agreements with our executive officers for service-based restricted stock unit awards that were not subject to performance criteria and that vest over three years, with one-third of the units vesting on the first, second and third anniversaries of the date of the award agreement.

Except for special option grants made to certain executive officers as described below, the following table summarizes our 2008 equity-based awards to our executive officers:

	Stock Option Awards (#)		Performance- Based Restricted Stock Unit Awards (#)(1)	Service- Based Restricted Stock Unit Awards (#)
President & Chief Executive Officer	125,000		22,500	16,667
Senior Vice President & Chief Financial Officer	62,500		11,250	8,333
General Counsel & Senior Vice President, Human Resources	50,000		9,000	6,667
Senior Vice President, Virtualization & Management Division	—		—	—
Senior Vice President, Sales & Services	45,000	(2)	2,700	12,000	(2)

(1)	Reflects actual number of restricted stock units our executive officers were determined to have earned under the terms of their 2008 performance-based restricted stock unit agreements.
(2)	In connection with his promotion to Senior Vice President, Sales and Services, the Compensation Committee awarded our Senior Vice President, Sales and Services options to purchase 30,000 shares of our Common Stock subject to our standard vesting schedule and entered into a service-based restricted stock unit agreement for 10,000 restricted stock units, which vest in three equal annual installments on each anniversary of the grant date.

The Compensation Committee awarded our Senior Vice President, Sales and Services, service-based restricted stock units in April 2008 in connection with his prior position, and also granted him additional service-based restricted units in September 2008 in recognition of his promotion. In 2008, we did not grant any service-based restricted units to our Senior Vice President, Virtualization and Management Division because of the number of stock options we assumed when he joined our company upon the closing of the XenSource acquisition.

Equity Award Grant Policy

On May 31, 2007, the Compensation Committee adopted the Citrix Systems, Inc. Equity Award Grant Policy, or the Awards Policy. The Awards Policy enhances our controls with respect to grants of equity awards by establishing procedures for approving and predetermining the dates on which awards will be made. Pursuant to the Awards Policy, unless a different date is set by our Board of Directors or the Compensation Committee, annual grants of stock options are made in two installments, with 50% being granted on the last business day in April and 50% being granted on the last business day in July, and annual grants of full value awards (for example, restricted stock and restricted stock units) are made 100% on the last business day in April. The Awards Policy also establishes fixed grant dates for new hire and performance grants. An employee’s eligibility to receive an award as of a particular, fixed grant date is subject to the time of the month in which the employee’s employment begins or promotion is effective or, if later, the date on which all documentation necessary for the approval of the grant is obtained. A copy of our Awards Policy is available at the Corporate Governance section of our website at http://www.citrix.com/site/aboutCitrix/governance/ under Governance Documents.

In the first quarter of 2009, the Compensation Committee approved a change to the timing of our granting of annual stock option and restricted stock unit awards to executive officers and other key employees in light of the restructuring program adopted by our Board of Directors in January 2009. The Compensation Committee determined that, in order to enhance employee retention and to re-energize our senior and key employees following the implementation of the restructuring program, our 2009 annual grants of stock options and restricted stock unit awards would be made in a single installment on the first business day in March instead of in two installments in April and July. Additional information concerning these awards will be included in the Compensation Discussion and Analysis and Summary Compensation Table in our proxy statement for our 2010 Annual Meeting of Stockholders.

Special 2008 Stock Option Grant

In January 2008, the Compensation Committee approved a one-time stock option grant to our President and Chief Executive Officer and to our General Counsel and Senior Vice President, Human Resources, for 20,313 and 45,647 shares respectively. These grants were in addition to our customary equity-based long-term incentives for our executive officers and were made in response to the exercise by these executives of options in order to pay tax withholding obligations relating to adverse tax consequences arising from accounting adjustments we made based on the determination that the accounting measurement date for certain stock option grants differed from the measurement dates previously used for such stock option awards. Please see our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on September 7, 2007, for a discussion of these accounting adjustments and our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 31, 2008, for additional information concerning this one-time stock option grant.

Executive Stock Ownership Guidelines

In February 2008, to further align the interests of our executive officers with the interests of our stockholders, the Nominating and Corporate Governance Committee adopted stock ownership guidelines for our executive officers. Pursuant to these guidelines, our Chief Executive Officer is expected to own at least 25,000 shares of our Common Stock and each executive officer, other than our President and Chief Executive Officer, is expected to own at least 10,000 shares of Common Stock. Each of our executive officers is expected to hold such shares for so long as he is one of our executive officers. Executive officers are expected to meet these guidelines within three years of the date of establishment of the guidelines or within three years of the date of his appointment or election as an executive officer, whichever is later. Our executive officers may accumulate shares of our Common Stock through stock option exercises, settlement of restricted stock units or other awards and open market purchases made in compliance with applicable securities laws, our policies or any other equity plans we may adopt from time to time. Shares of our Common Stock beneficially owned by any of our executive officers count towards the satisfaction of the ownership guidelines, unless the executive officer disclaims beneficial ownership of the shares. Additionally, under our policies, our employees, including our executive officers, are not permitted to engage in the following transactions with respect to our securities: sell short, buy or sell puts or calls, buy on margin, hold an account containing our securities that is, or is linked to, a margin account, or pledge our securities.

Amendments to Change in Control Agreements

We believe that change in control agreements with our executive officers would help to provide for continuity of management during a change in control so as to maximize the value of such a transaction to stockholders. In 2008, the Nominating and Corporate Governance Committee and the Compensation Committee considered the terms of our change in control arrangements in light of the practices among members of our benchmarking group, best practices in corporate governance and recent federal tax law developments. Based on the Nominating and Corporate Governance Committee’s and the Compensation Committee’s review and recommendations, in November 2008, we entered into amendments to the change in control agreements between us and our President and Chief Executive Officer; our Senior Vice President and Chief Financial Officer; and our General Counsel and Senior Vice President, Human Resources. These amendments had the effects described below.

•

Eliminating “gross-up payments” to executives in the event that any payments due under the change in control agreements would be considered “excess parachute payments” and subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Instead the payments under each change of control agreement are reduced to the maximum amount that can be paid under the Internal Revenue Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to the executive.

•

Clarifying that upon a change in control (in the case of our President and Chief Executive Officer) or a termination without cause or for good reason within twelve months after a change of control (in the case of our other executives), the vesting of restricted stock and restricted stock units will be accelerated.

•

Providing that for each performance stock-based award for which the number of options, units or shares has not yet been determined as of the time of a change in control (in the case of our President and Chief Executive Officer) or a termination without cause or for good reason within twelve months after a change of control (in the case of our other senior executives), the performance criteria set forth in the award agreement will be deemed to be 100% attained and the base number of options, units or shares set forth in the award will be issued and fully vested.

•

Deferring any payments under the change in control agreements until the earlier of six months after the termination of an executive’s employment and his death, to the extent such deferment is necessary to avoid the imposition of an excise tax under Section 409A of the Internal Revenue Code.

In addition to the effects described above, the amendments to the change in control agreements with our Senior Vice President and Chief Financial Officer, and our General Counsel and Senior Vice President, Human Resources increases each executive’s lump-sum severance payment from one times to one and a half times the sum of their annual base salary and target variable cash award, both determined as of the date of the executive’s termination or, if higher, as of the date immediately prior to the change in control. In 2008, we also entered into a change of control agreement with our Senior Vice President, Sales and Services, which contains similar terms as are applicable to our other executive officers (other than our President and Chief Executive Officer) under the amended change in control agreements. In November 2008, we also entered into an amendment to our employment agreement with our Senior Vice President and General Manager, Virtualization and Management Division, which provides that any payments due under the employment agreement will be deferred until the earlier of six months after the termination of such officer’s employment and his death, to the extent such deferment is necessary to avoid the imposition of an excise tax under Section 409A of the Internal Revenue Code. Please see Potential Payments upon Termination or Change of Control for more detail about our change in control agreements and potential payments to our executive officers in connection with a change in control.

Benefits

Our executive officers participate in our broad-based employee benefit plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid by executive officers under these plans. We offer a stock purchase plan, under which our employees may purchase Common Stock at a 15% discount from the fair market value of our Common Stock on the last business day of the purchase period (determined by reference to the closing price of our Common Stock on such date), and a 401(k) plan, which allows our employees to invest in a wide array of funds on a pre-tax basis and which provides a matching contribution from our company. We also maintain insurance and other benefit plans for our employees. Our executive officers receive higher life, accidental death and dismemberment and disability insurance benefits than other employees, which reflects industry standards and their relative base salary levels. Our executive officers also receive reimbursement for annual health physicals. During 2008, we did not offer any non-qualified deferred compensation plans or supplemental retirement plans to our executives. For more information, please refer to the Summary Compensation Table below.

We limit the perquisites that are made available to our executives. Our executives are entitled to few benefits that are not otherwise available to all employees. In this regard it should be noted that we do not provide pension arrangements or similar benefits to our executives or employees, other than a 401(k) program, in which all of our employees, including our executive officers, may participate and defined contribution plans required by applicable law in certain jurisdictions outside the United States, in which none of our named executive officers participate.

Summary of Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended December 31, 2008, 2007 and 2006 earned by or paid to our President and Chief Executive Officer, our Senior Vice President and Chief Financial Officer, and our three other most highly-compensated executive officers, referred to as our Named Executive Officers, as determined in accordance with applicable SEC rules (to the extent these individuals were Named Executive Officers for any such years).

SUMMARY COMPENSATION TABLE

FOR THE 2008, 2007 AND 2006 FISCAL YEARS

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark B. Templeton	2008	775,000	—		1,660,511	1,534,353		479,664	—	40,789	(2)	4,490,317
President & Chief Executive	2007	675,000	120,924	(3)	876,637	1,179,770		637,210	—	125,841	(4)	3,615,382
Officer	2006	575,000	—		198,150	1,107,565		727,620	—	38,055		2,646,390

David J. Henshall	2008	425,000	—		636,892	667,332		162,286	—	12,252	(5)	1,903,762
Senior Vice President &	2007	383,750	—		369,793	710,667		233,720	—	11,552		1,709,482
Chief Financial Officer	2006	338,397	—		123,861	877,239		233,445	—	10,999		1,583,941

Peter Levine(6)	2008	300,000	—		—	14,651,980	(7)	111,922	—	5,490		15,069,392
Senior Vice President,	2007	59,167	—		—	2,923,932	(7)	—	—	—		2,983,099
Virtualization & Management Division	2006	—	—		—	—		—	—	—		—

David R. Friedman	2008	390,000	—		451,395	932,859		115,786	—	14,383	(8)	1,904,423
General Counsel & Senior	2007	375,000	563,985	(9)	238,149	361,267		186,612	—	336,852		2,061,865
Vice President, Human Resources	2006	322,564	—		39,657	570,410		217,738	—	12,528		1,162,897

Alvaro J. Monserrat	2008	348,915	1,000		620,996	449,607		230,722	—	15,640	(10)	1,666,880
Senior Vice President,	2007	—	—		—	—		—	—	—		—
Sales and Services	2006	—	—		—	—		—	—	—		—

(1)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with SFAS 123R, excluding estimated forfeitures and using only actual forfeitures. The assumptions we used for calculating the grant date fair value are set forth in Notes 2 and 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009. The amounts shown in this column reflect our non-cash accounting expense for these awards and do not represent the actual value that has or may be recognized by any of our Named Executive Officers.
(2)	Includes spousal travel reimbursement ($4,300), 401(k) matches made by our company ($6,900) and premiums for split-dollar life insurance ($29,588).
(3)	Cash payment in the amount of Mr. Templeton’s excise tax liability under Section 409A. See our Current Report on Form 8-K filed with the SEC on January 31, 2008 for additional information.
(4)	Includes spousal travel reimbursement of $15,372.
(5)	Includes 401(k) matches made by our company ($6,900) and premiums for split-dollar life insurance ($5,352).
(6)	Mr. Levine was not employed by our company in 2006. Mr. Levine was the President and Chief Executive Officer of XenSource and joined our company as the Senior Vice President, Virtualization and Management Division upon the closing of our acquisition of XenSource on October 19, 2007. Upon closing, Mr. Levine received a transaction bonus in the amount of $7,671,068, which was approved by the Board of Directors of XenSource and by the former stockholders of XenSource in connection with the closing of the acquisition. The full amount of this bonus was deducted from the merger consideration paid by us to the stockholders of XenSource.
(7)	Upon the closing of the XenSource acquisition, we assumed all obligations under the XenSource 2005 Stock Plan. Our assumption of the XenSource 2005 Stock Plan included the assumption of options issued to Mr. Levine that, pursuant to the terms of the acquisition agreement between us and XenSource, are exercisable for 1,185,527 shares of our Common Stock and have a weighted average exercise price of $2.83.
(8)	Includes 401(k) matches made by our company ($6,900) and premiums for split-dollar life insurance ($7,483).
(9)	Cash payment in the amount of Mr. Friedman’s excise tax liability under Section 409A. See our Current Report on Form 8-K filed with the SEC on January 31, 2008 for additional information.

(10)	Includes spousal travel reimbursement ($3,650), 401(k) matches made by our company ($6,667) and premiums for split-dollar life insurance ($4,824).

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2008 to the Named Executive Officers. Grants of equity incentive plan awards to each Named Executive Officer were made pursuant to the 2005 Plan and grants of non-equity inventive plan awards to each Named Executive Officer were made pursuant to our Variable Cash Compensation Plan. There can be no assurance that the Grant Date Fair Value of the Stock Awards and Stock Options listed below will ever be realized.

GRANTS OF PLAN-BASED AWARDS TABLE

FOR THE 2008 FISCAL YEAR

Name		Comp. Comm. Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
	Grant Date		Threshold ($)	Target ($)(1)	Maximum ($)	Threshold (#)	Target (#)(2)	Maximum (#)
Mark B. Templeton	4/30/08	3/31/08				15,000	30,000	37,500				982,500
	4/30/08	3/31/08							16,667			545,844
	2/1/08	1/31/08								20,313	34.71	229,344
	4/30/08	3/31/08								62,500	32.75	673,394
	7/31/08	3/31/08								62,500	26.64	562,413
	3/31/08	3/31/08	108,000	900,000	1,800,000
David J. Henshall	4/30/08	3/31/08				7,500	15,000	18,750				491,250
	4/30/08	3/31/08							8,333			272,906
	4/30/08	3/31/08								31,250	32.75	336,697
	7/31/08	3/31/08								31,250	26.64	281,206
	3/31/08	3/31/08	36,540	304,500	609,000
David R. Friedman	4/30/08	3/31/08				6,000	12,000	15,000				393,000
	4/30/08	3/31/08							6,667			218,344
	2/1/08	1/31/08								45,647	34.71	515,377
	4/30/08	3/31/08								25,000	32.75	269,357
	7/31/08	3/31/08								25,000	26.64	224,965
	3/31/08	3/31/08	26,070	217,250	434,500
Peter Levine(5)	3/31/08	3/31/08	25,200	210,000	420,000
Alvaro J. Monserrat(6)	4/30/08	3/31/08				1,800	3,600	4,500				117,900
	4/30/08	3/31/08							2,000			65,500
	9/2/08	8/1/08							10,000			300,300
	4/30/08	3/31/08								7,500	32.75	80,807
	7/31/08	3/31/08								7,500	26.64	67,490
	9/2/08	9/2/08								30,000	30.03	304,311
	3/31/08	(6)	38,764	129,214	226,125
	8/1/08	8/1/08	26,250	187,500	375,000

(1)	On February 13, 2009, the Compensation Committee determined that the reported revenue target was 92.8% attained, the reported product revenue target was 85.0% attained and the corporate operating income target was 95.8% attained, resulting in a financial component attainment of 56.4%. The Compensation Committee also determined that the MBO attainment was 25% and, as a result of the financial and MBO attainments, Mr. Templeton received a variable cash compensation award of $479,664, Mr. Henshall received a variable cash compensation award of $162,286, Mr. Friedman received a variable cash compensation award of $115,786, and Mr. Levine received a variable cash compensation award of $111,922. See footnote 6 to this table for a discussion of Mr. Monserrat’s variable cash compensation. See Non-Equity Incentive Plan Compensation in the Summary Compensation Table included in this proxy statement.
(2)	On February 13, 2009, the Compensation Committee determined that the non-GAAP corporate operating income target was 95.8% attained and awarded each participating executive restricted stock units pursuant to each restricted stock unit agreement. Based on the Compensation Committee’s determination, Mr. Templeton received 22,500 restricted stock units, Mr. Henshall received 11,250 restricted stock units, Mr. Monserrat received 2,700 restricted stock units, and Mr. Friedman received 9,000 restricted stock units.

(3)	The exercise price of all stock options granted under our 2005 Plan is equal to the closing price of the Common Stock on the date of grant.
(4)	The grant date fair value of awards in this column reflects the fair value of such awards determined pursuant to SFAS 123R, excluding estimated forfeitures and using actual forfeitures, if any. The assumptions we used for calculating the grant date fair value are set forth in notes 2 and 7 to the financial statements filed with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. In the case of performance-based restricted stock units, the fair value is reported for the number of shares actually awarded based on achievement of the performance criteria.
(5)	We did not grant any equity incentive plan awards to Mr. Levine in 2008. Mr. Levine joined our company as the Senior Vice President, Virtualization and Management Division upon the closing of our acquisition of XenSource in October 2007. In conjunction with the acquisition, we did, however, assume the stock options that had been granted to Mr. Levine by XenSource prior to the acquisition, which stock options became options to purchase shares of our Common Stock. At December 31, 2008, these stock options consisted of: (i) a stock option to purchase 122,589 shares of our Common Stock at an exercise price of $15.50, (ii) a stock option to purchase 268,452 shares of our Common Stock at an exercise price of $3.27 per share and (iii) a stock option to purchase 794,486 shares of our Common Stock at an exercise price of $0.72 per share. The fair value, excluding estimated forfeitures of these stock options on the date of assumption was $3,180,032, $9,829,048 and $30,970,256, respectively.
(6)	Mr. Monserrat was promoted to Senior Vice President, Sales and Services effective July 2008. Mr. Monserrat’s variable cash compensation was based on participation in our Vice President Compensation Plan for the first two quarters of 2008, which was reviewed by our Compensation Committee on March 31, 2008, and participation in our Variable Cash Compensation Plan described above for the third and fourth quarters of 2008. Under the Variable Cash Compensation Plan, it was determined that the second half 2008 reported revenue target was 97.3% attained, the reported product revenue target was 96.9% attained and the non-GAAP corporate operating income target was 105.1% attained, and that MBO objectives were 25% attained. Based on these attainment levels, under the Variable Cash Compensation Plan Mr. Monserrat received a variable cash compensation award of $153,694. See Non-Equity Incentive Plan Compensation in the Summary Compensation Table included in this proxy statement.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under Compensation Discussion and Analysis. A description of the application of those policies and practices to each of the Named Executive Officers for the year ended December 31, 2008 is set forth below.

President and Chief Executive Officer

As President and Chief Executive Officer, Mark Templeton is responsible for overseeing all of our corporate functions, product groups and divisions and directing us to ensure the attainment of revenue and profit goals. Working in concert with our Board of Directors, our President and Chief Executive Officer formulates current and long-term company plans and objectives, and represents us in relations with our customers and the business and non-business communities. Based on a recommendation of the Compensation Committee, our Board of Directors determines compensation for our President and Chief Executive Officer using the same factors it uses for other executives, placing relatively less emphasis on base salary, and instead, creating greater performance-based opportunities through equity-based long-term and variable cash compensation. In assessing the compensation paid to our President and Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

In addition, the Compensation Committee uses a formal evaluation process, which includes meetings held in executive session, to help assess the performance of our President and Chief Executive Officer. This process consists of an annual self-evaluation by our President and Chief Executive Officer, which is submitted to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee after the conclusion of each year; annual evaluations conducted by each member of our Board of Directors; and annual reviews of our President and Chief Executive Officer submitted by each senior executive officer who reports directly to him, in each case measured against the personal performance objectives and targets established at the beginning of the year by our President and Chief Executive Officer and the Compensation Committee. Following an assessment of our President and Chief Executive Officer’s performance, the Compensation Committee reviews the total compensation package for our President and Chief Executive Officer, including base salary, variable cash compensation and equity-based compensation, as described below. Our Board of Directors actively participates in the process of assessing our President and Chief Executive Officer’s performance and in setting his compensation based on those assessments.

In 2008, Mr. Templeton’s compensation was based on the extensive scope of his responsibilities, his performance and demonstrated ability to help us achieve our strategic objectives and the current market for executive talent, particularly chief executive officers, as validated by our benchmarking analysis. In addition, the amount of cash compensation that Mr. Templeton has the opportunity to earn under our Variable Cash Compensation Plan is significantly greater than the amounts for our other Named Executive Officers because we believe that it is important for a substantial portion of the principal executive officer’s total compensation to depend on our overall financial performance in order to better align the interests of management with those of our stockholders.

Base Salary. Effective April 1, 2008, Mr. Templeton’s annual base salary was increased from $700,000 to $800,000. As a result, in 2008, Mr. Templeton received salary compensation of $775,000. The decision to increase Mr. Templeton’s base salary was based on the various factors describe above, including the Compensation Committee’s assessment that Mr. Templeton’s 2007 salary was below the market median salary for chief executive officers of companies included in the selected benchmarks. Even after the 2008 adjustment, however, Mr. Templeton’s salary remained below the 50th percentile of our benchmarks.

Variable Cash Compensation. For 2008, Mr. Templeton was awarded cash compensation of $479,664 in accordance with our Variable Cash Compensation Plan, a decrease from his 2007 award of $637,210. Mr. Templeton’s 2008 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan, which calculates the actual amount paid by adjusting the target award up or down based on the achievement of certain financial targets and MBOs. Pursuant to our Variable Cash Compensation Plan, the financial component of Mr. Templeton’s target variable cash compensation award for 2008 (which comprised 90% of his total award) was as follows:

•	40% for achieving a reported revenue target;

•	30% for achieving a product revenue target; and

•	30% for achieving a non-GAAP corporate operating income target.

The MBO component of Mr. Templeton’s target variable cash compensation award for 2008 (which comprised 10% of his total award) was as follows:

•	50% for achieving XenServer and XenDesktop revenue goals;

•	25% for achieving a specified number of XenServer authorized resellers and active resellers; and

•	25% for achieving a specified number of XenServer and XenDesktop reference accounts.

Mr. Templeton’s target variable cash compensation award for 2008 was set at 112.5% of his base salary, an increase of 12.5% from his 2007 cash compensation award target. The increases to both base salary and the target percentage of his variable cash compensation resulted in a total increase in the target award from $700,000 to $900,000. This increase in Mr. Templeton’s target variable cash compensation award is consistent with our philosophy of placing relatively more emphasis on variable cash compensation for our President and Chief Executive Officer to ensure close alignment of his interests with the interests of our stockholders.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Templeton received 56.4% of the financial component of his 2008 target award and 25% of the MBO component of his 2008 target award, resulting in an overall variable cash compensation award equal to 53.3% of his 2008 target award.

Equity-Based Long-Term Incentive. In 2008, in connection with our annual grant process, the Compensation Committee awarded Mr. Templeton options to purchase 125,000 shares of our Common Stock. This award was granted in two equal installments, with one-half being granted on April 30, 2008 and the other half being granted on July 31, 2008, and was subject to our standard vesting schedule. In addition, in April 2008, we entered into a performance-based restricted stock unit award agreement pursuant to which Mr. Templeton was eligible to earn restricted stock units based on the achievement of our 2008 non-GAAP corporate operating income target. In February 2009, Mr. Templeton received 22,500 restricted stock units based on our achieving 95.8% of our non-GAAP corporate operating income target. Mr. Templeton was also granted 16,667 service-based restricted stock units on April 30, 2008, which vest in three equal annual installments. The size of the annual option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

In addition to the annual option award, on February 1, 2008, Mr. Templeton was granted a special option to purchase 20,313 shares of our Common Stock related to his exercise of options to cover certain tax withholding obligations. This grant vested in twelve equal monthly installments. See Compensation Discussion and Analysis above.

Senior Vice President and Chief Financial Officer

Base Salary. As Senior Vice President and Chief Financial Officer, David Henshall is responsible for overseeing our relations with our investors, budgeting and planning, financial accounting, financial operations, tax, treasury, information technology and supply chain management. Mr. Henshall is also responsible for our financial plans and policies and the establishment of our overall financial strategy. As Senior Vice President and Chief Financial Officer, Mr. Henshall works closely with our President and Chief Executive Officer to drive our overall growth and stockholder returns. In 2008, Mr. Henshall received salary compensation of $425,000. The increase in Mr. Henshall’s annual salary from $395,000 in 2007 to $435,000 in 2008 was based, among other things, on the scope and strategic impact of his responsibilities, his performance, and the current market for executive talent, particularly chief financial officers, as validated by our benchmarking analysis. Prior to the increase in his base salary, Mr. Henshall’s base salary was below the market median salary for chief financial officers of companies included in our selected benchmarks.

Variable Cash Compensation. For 2008, Mr. Henshall was awarded cash compensation of $162,286 in accordance with our Variable Cash Compensation Plan, a decrease from his 2007 award of $233,720. Mr. Henshall’s 2008 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan, which calculates the actual amount paid by adjusting the target award up or down based on the achievement of certain financial targets and MBOs. Pursuant to our Variable Cash Compensation Plan, the financial component of Mr. Henshall’s target variable cash compensation award for 2008 (which comprised 90% of his total award) and the MBO component of Mr. Henshall’s target variable cash compensation award for 2008 (which comprised 10% of his total award) were the same as those detailed above for Mr. Templeton.

Mr. Henshall’s target variable cash compensation award for 2008 was set at 70% of his base salary, an increase of 5% from his 2007 variable cash compensation award target. The Compensation Committee increased his target award percentage because of the extensive scope of his responsibilities, his performance and demonstrated ability to help us achieve our strategic objectives and the current market for executive talent, particularly chief financial officers, as validated by our benchmarking analysis. The increases to both base salary and the target percentage for his variable cash compensation resulted in a total increase in target award from $256,750 to $304,500.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Henshall received 56.4% of the financial component of his 2008 target award and 25% of the MBO component of his 2008 target award, resulting in an overall variable cash compensation award equal to 53.3% of his 2008 target award.

Equity-Based Long-Term Incentive. In 2008, the Compensation Committee awarded Mr. Henshall options to purchase 62,500 shares of our Common Stock, with one-half being granted on April 30, 2008 and the other half being granted on July 31, 2008. These options are subject to our standard vesting schedule. In addition, in April

2008, we entered into a performance-based restricted stock unit award agreement pursuant to which Mr. Henshall was eligible to earn restricted stock units based on the achievement of our 2008 non-GAAP corporate operating income target. In February 2009, Mr. Henshall received 11,250 restricted stock units under this agreement because we achieved 95.8% of our non-GAAP corporate operating income target. We also entered into a service-based restricted stock unit award agreement pursuant to which Mr. Henshall was granted 8,333 restricted stock units, which vest in three equal annual installments. The size of the option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

General Counsel and Senior Vice President, Human Resources

Base Salary. As General Counsel and Senior Vice President, Human Resources, David Friedman is our principal legal and human resources executive. In his General Counsel role, Mr. Friedman is involved in the oversight of acquisitions, commercial transactions, corporate governance initiatives, regulatory and other legal matters. As our principal human resources executive, Mr. Friedman leads our strategic efforts to recruit and manage our professionals and develop competitive pay and benefits practices. In 2008, Mr. Friedman received salary compensation of $390,000. The increase in Mr. Friedman’s annual base salary from $375,000 in 2007 to $390,000 in 2008 was based, among other things, on the extensive scope of his responsibilities, his performance and demonstrated ability to help us achieve our strategic objectives and the current market for executive talent, particularly chief legal officers, as validated by our benchmarking analysis.

Variable Cash Compensation. For 2008, Mr. Friedman was awarded cash compensation of $115,786 in accordance with our Variable Cash Compensation Plan, a decrease from his 2007 award of $186,612. Mr. Friedman’s 2008 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan, which calculates the actual amount paid by adjusting the target award up or down based on the achievement of certain financial targets and MBOs. Pursuant to our Variable Cash Compensation Plan, the financial component of Mr. Friedman’s target variable cash compensation award for 2008 (which comprised 90% of his total award) and the MBO component of Mr. Friedman’s target variable cash compensation award for 2008 (which comprised 10% of his total award) were the same as those detailed above for Mr. Templeton.

Mr. Friedman’s target variable cash compensation award for 2008 was set at 55% of his base salary, which was consistent with his target percentage in 2007. The increase in his base salary resulted in a total increase in his target award from $205,000 in 2007 to $217,250 in 2008.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Friedman received 56.4% of the financial component of his 2008 target award and 25% of the MBO component of his 2008 target award, resulting in an overall variable cash compensation award equal to 53.3% of his 2008 target award.

Equity-Based Long-Term Incentive. In 2008, in connection with our annual grant process, the Compensation Committee awarded Mr. Friedman options to purchase 50,000 shares of our Common Stock. This award was granted in two equal installments, with one-half being granted on April 30, 2008 and the other half being granted on July 31, 2008, and was subject to our standard vesting schedule. In addition, in April 2008, we entered into a performance-based restricted stock unit award agreement pursuant to which Mr. Friedman was eligible to earn restricted stock units based on the achievement of our 2008 non-GAAP corporate operating income target. In February 2009, Mr. Friedman received 9,000 restricted stock units under this agreement because we achieved 95.8% of our non-GAAP corporate operating income target. We also entered into a service-based restricted stock unit award agreement with Mr. Friedman in April 2008, pursuant to which Mr. Friedman was granted 6,667 restricted stock units, which vest in three equal annual installments. The size of the annual option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

In addition to the annual option award, on February 1, 2008, Mr. Friedman was granted a special option to purchase 45,647 shares of our Common Stock related to his exercise of options to cover certain tax withholding obligations. This grant vested in twelve equal monthly installments. See Compensation Discussion and Analysis above.

Senior Vice President, Virtualization and Management Division

Base Salary. As Senior Vice President, Virtualization and Management Division, Peter Levine is responsible for our Virtualization and Management Division’s revenue attainment, product management, business development and strategic direction. Mr. Levine joined our company in the fourth quarter of 2007 through our acquisition of XenSource. Under Mr. Levine’s leadership, XenSource introduced the XenServer product family, signed strategic business agreements with such companies as Microsoft and Intel, and acquired more than 1,000 enterprise customers worldwide. For the portion of 2007 during which Mr. Levine was one of our executive officers, he received salary compensation of $59,167 based on an annual salary of $300,000. In 2008, pursuant to the terms of his employment agreement discussed below, Mr. Levine’s annual base salary remained at $300,000.

Variable Cash Compensation. Mr. Levine was awarded cash compensation of $111,922 in accordance with our Variable Cash Compensation Plan. Because Mr. Levine did not join our company until and in connection with our acquisition of XenSource in October 2007, this was the first year in which Mr. Levine participated in our Variable Cash Compensation Plan. Mr. Levine’s 2008 variable cash compensation award was determined in accordance with the criteria outlined in our Variable Cash Compensation Plan, which calculates the actual amount paid by adjusting the target award up or down based on the achievement of certain financial targets and MBOs. Pursuant to our Variable Cash Compensation Plan, the financial component of Mr. Levine’s target variable cash compensation award for 2008 (which comprised 90% of his total award) and the MBO component of Mr. Levine’s target variable cash compensation award for 2008 (which comprised 10% of his total award) were the same as those detailed above for Mr. Templeton. Mr. Levine’s target variable cash compensation award for 2008 was set at $210,000 pursuant to the terms of his employment agreement discussed in more detail below.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets reported in the Compensation Discussion and Analysis above, Mr. Levine received 56.4% of the financial component of his 2008 target award and 25% of the MBO component of his 2008 target award, resulting in an overall variable cash compensation award equal to 53.3% of his 2008 target award.

Equity-Based Long Term Incentive. Mr. Levine did not receive any awards of options or restricted stock units in 2008. In connection with our acquisition of XenSource in October 2007, however, we assumed stock options that had been granted to Mr. Levine by XenSource prior to the acquisition. As assumed, such stock options now represent the right to purchase up to 1,185,527 shares of our Common Stock at a weighted average exercise price of $2.83 per share. Because the value of these assumed options is reported in accordance with SFAS 123R for purposes of the Summary Compensation Table, Mr. Levine is reported to be our most highly compensated executive officer despite receiving a smaller base salary and a smaller variable cash compensation award than our other Named Executive Officers.

Senior Vice President, Sales and Services

Base Salary. As Senior Vice President, Sales and Services, Alvaro Monserrat is responsible for our worldwide sales efforts and our channel and distribution network. Mr. Monserrat joined our company in February 2000 and became an executive officer upon his promotion to the Senior Vice President position in July of 2008. For the portion of 2008 during which Mr. Monserrat was one of our executive officers, he received salary compensation of $187,500. Prior to his promotion, Mr. Monserrat received salary compensation in 2008 of $152,680. This increase in salary reflects Mr. Monserrat’s promotion to Senior Vice President, Sales and Services and the corresponding increase in his responsibilities.

Variable Cash Compensation. Mr. Monserrat was awarded cash compensation of $230,722 in accordance with his prorated participation in our Variable Cash Compensation Plan and under the Vice President Compensation Plan. Because of his promotion in July of 2008, this past year was the first year in which Mr. Monserrat participated in our Variable Cash Compensation Plan. Mr. Monserrat’s 2008 variable cash compensation award was determined in accordance with the criteria outlined in the Compensation Discussion and Analysis section above for his participation in our Variable Cash Compensation Plan during the second half of 2008 and in accordance with the criteria outlined in our Vice President Compensation Plan, which applied to Mr. Monserrat during the first half of 2008. The financial component of Mr. Monserrat’s target variable cash compensation award for the second half of 2008 (which comprised 90% of his total Variable Cash Compensation Plan award) was determined pursuant to the criteria outlined in the Compensation Discussion and Analysis section above. The objectives under the MBO component of Mr. Monserrat’s variable cash compensation award for 2008 (which comprised 10% of his total Variable Cash Compensation Plan award) were the same as those detailed above for Mr. Templeton. Mr. Monserrat’s target variable cash compensation under our Variable Cash Compensation Plan was set at 100% of his base salary, which was consistent with our pay-for-performance philosophy of placing relatively more emphasis on variable cash compensation for our Senior Vice President, Sales and Services to ensure close alignment of his interests with the interests of our stockholders resulting from strong sales and services.

Consistent with our pay-for-performance philosophy and in light of our actual achievement against the targets applicable to Mr. Monserrat reported in the Compensation Discussion and Analysis above, Mr. Monserrat received 90.4% of the financial component of his second half 2008 target award and 25% of the MBO component of his second half 2008 target award, resulting in an overall variable cash compensation award equal to 82.0% of his second half 2008 target award under our Variable Cash Compensation Plan.

Equity-Based Long-Term Incentive. In connection with Mr. Monserrat’s promotion to Senior Vice President, Sales and Services, the Compensation Committee awarded Mr. Monserrat options to purchase 30,000 shares of our Common Stock subject to our standard vesting schedule and entered into a service-based restricted stock unit agreement for 10,000 restricted stock units, which vest in three equal annual installments on each anniversary of the grant date. We granted these options and entered into this service-based restricted stock unit agreement on September 2, 2008. In addition, prior to his promotion, Mr. Monserrat received an option to purchase 15,000 shares of our Common Stock in April 2008. We also entered into a performance-based restricted stock unit award agreement in connection with his prior position pursuant to which Mr. Monserrat was eligible to earn restricted stock units based on the achievement of our 2008 non-GAAP corporate operating income target and a service-based restricted stock unit award agreement pursuant to which Mr. Monserrat was granted an aggregate of 2,000 restricted stock units. Both the performance-based and service-based restricted stock units vest in three equal annual installments on each anniversary of April 30, 2008. In February 2009, Mr. Monserrat received 2,700 restricted stock units under his performance-based restricted stock unit award agreement because we achieved 95.8% of our non-GAAP corporate operating income target. The size of the option grant and the number of restricted stock units potentially awardable under each restricted stock unit agreement were determined in accordance with the factors discussed above. See the Grants of Plan Based Awards Table.

Outstanding Equity Awards

The following table sets forth certain information with respect to the outstanding equity awards at December 31, 2008 for each of the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2008 TABLE

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
Mark B. Templeton	288,017	—	$25.55	2/28/2009	(4)
	400,000	—	$22.60	2/28/2009	(4)
	4,211	—	$23.75	11/5/2010	(4)
	45,789	—	$23.75	11/5/2010	(4)
	2,817	—	$35.49	7/31/2011	(4)
	112,183	—	$35.49	7/31/2011	(4)
	1,562	—	$16.78	2/29/2012	(4)
	2,345	—	$15.25	2/29/2012	(4)
	23,438	—	$16.78	2/29/2012	(4)
	35,155	—	$15.25	2/29/2012	(4)
	7,224	—	$5.60	7/31/2012	(4)
	12,480	—	$5.60	7/31/2012	(4)
	55,296	—	$5.60	7/31/2012	(4)
	2,344	—	$12.00	3/3/2013	(4)
	14,843	—	$12.00	3/3/2013	(4)
	3,754	—	$18.05	7/31/2013	(4)
	33,746	—	$18.05	7/31/2013	(4)
	37,500	—	$22.47	4/12/2009
	37,500	—	$17.55	8/1/2009
	4,444	—	$22.50	4/28/2010
	95,556	—	$22.50	4/28/2010
	100,000	—	$23.83	7/28/2010
	—	2,505	$39.92	4/27/2011
	62,222	5,273	$39.92	4/27/2011
	56,389	13,611	$31.77	7/30/2011
	38,889	61,111	$39.86	9/30/2012
	16,928	3,385	$34.71	1/31/2013	(10)
	—	62,500	$32.75	4/29/2013
	—	62,500	$26.64	7/30/2013
						36,749	(5)	866,174
						7,332	(6)	172,815
						16,667	(8)	392,841
						—		—	22,500	530,325
David J. Henshall	17,852	—	$14.36	4/13/2013	(4)
	57,148	—	$14.36	4/13/2013	(4)
	17,500	—	$22.47	4/12/2009
	17,500	—	$17.55	8/1/2009
	25,000	—	$22.94	10/24/2009
	3,333	—	$22.50	4/28/2010
	26,667	—	$22.50	4/28/2010
	1,049	—	$23.83	7/28/2010
	28,951	—	$23.83	7/28/2010
	15,000	—	$27.96	11/20/2010
	38,889	4,861	$39.92	4/27/2011
	35,243	8,507	$31.77	7/30/2011
	14,583	22,917	$39.86	9/30/2012
	—	31,250	$32.75	4/29/2013
	—	31,250	$26.64	7/30/2013
						7,531	(5)	177,506
						5,000	(7)	117,850
						4,582	(6)	107,998
						8,333	(8)	196,409
						—		—	11,250	265,163

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date(1)		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
	Exercisable	Unexercisable
David R. Friedman	2,552	—	$18.05	7/31/2013	(4)
	2,917	—	$18.05	7/31/2013	(4)
	1,680	—	$22.47	4/12/2009
	4,440	—	$22.47	4/12/2009
	1,721	—	$17.55	8/1/2009
	4,945	—	$17.55	8/1/2009
	2,222	—	$22.50	4/28/2010
	11,111	—	$22.50	4/28/2010
	2,098	—	$23.83	7/28/2010
	17,902	—	$23.83	7/28/2010
	12,445	1,555	$39.92	4/27/2011
	11,278	2,722	$31.77	7/30/2011
	15,278	9,722	$31.93	1/31/2012
	14,583	22,917	$39.86	9/30/2012
	38,039	7,608	$34.71	1/31/2013	(11)
	—	25,000	$32.75	4/29/2013
	—	25,000	$26.64	7/30/2013
						7,531	(5)	177,506
						3,500	(7)	82,495
						1,466	(6)	34,554
						6,667	(8)	157,141
						—		—	9,000	212,130
Peter Levine	47,674	74,915	$15.50	10/18/2012
	104,398	164,054	$3.27	10/18/2012
	308,965	485,521	$0.72	10/18/2012
Alvaro J. Monserrat	4,675	—	$85.50	2/14/2010	(4)
	92,825	—	$85.50	2/14/2010	(4)
	2,187	—	$35.03	7/1/2011	(4)
	12,813	—	$35.01	7/1/2011	(4)
	660	—	$35.49	7/31/2011	(4)
	7,840	—	$35.49	7/31/2011	(4)
	1,146	—	$23.83	7/28/2010
	64	3,333	$30.00	2/13/2011
	68,825	2,223	$30.00	2/13/2011
	9,723	15,277	$39.86	9/30/2012
	—	7,500	$32.75	4/29/2013
	—	7,500	$26.64	7/30/2013
	—	30,000	$30.03	9/1/2013
						5,620	(5)	132,463
						20,000	(7)	471,400
						2,000	(8)	47,140
						10,000	(9)	235,700
						—		—	2,700	63,639

(1)	Unless otherwise indicated in the table, options vest at a rate of 1/3 of the shares underlying the stock option one year from the date of grant and at a rate of 1/36 monthly thereafter.
(2)	Based on a per share price of $23.57, which was the closing price per share of our Common Stock on the last business day of the 2008 fiscal year (December 31, 2008).
(3)	Represents the actual number of restricted stock units earned in the first quarter of 2009 pursuant to agreements entered into in 2008.
(4)	These options vest at a rate of 25% of the shares underlying the option one year from the date of grant and at a rate of 2.08% monthly thereafter.
(5)	These units vest in two equal annual installments on October 1, 2009 and 2010.
(6)	These units vest on April 28, 2009.
(7)	These units vest 100% on October 1, 2010.
(8)	These units vest in three equal annual installments on April 30, 2009, 2010 and 2011.
(9)	These units vest in three equal annual installments on September 2, 2009, 2010 and 2011.
(10)	Effective February 1, 2008, Mr. Templeton was granted a stock option to purchase 20,313 of our Common Stock which was equal to the number of option shares that he exercised in order to pay his tax withholding obligations under Section 409A as discussed above in the narrative to the Grants of Plan-Based Awards Table and in the Compensation Discussion and Analysis. These options vest in twelve monthly installments beginning on March 1, 2008.
(11)	Effective February 1, 2008, Mr. Friedman was granted a stock option to purchase 45,647 of our Common Stock which was equal to the number of option shares that he exercised in order to pay his tax withholding obligations under Section 409A as discussed above in the narrative to the Grants of Plan-Based Awards Table and in the Compensation Discussion and Analysis. These options vest in twelve monthly installments beginning on March 1, 2008.

Option Exercises and Stock Vested

The following table sets forth certain information regarding stock option exercises and restricted stock unit vesting, during the year ended December 31, 2008 under our equity incentive plans and the corresponding amounts realized by the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED TABLE

FOR THE 2008 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mark B. Templeton(2)	20,313	449,640	25,717	674,689
David J. Henshall	—	—	8,352	237,763
David R. Friedman(3)	45,647	1,265,321	5,235	137,115
Alvaro J. Monserrat	4,583	52,701	2,813	67,006
Peter Levine	—	—	—	—

(1)	Based on the closing price per share of our Common Stock on the date on which restricted stock units vested and were settled.
(2)	As previously disclosed, Mr. Templeton sold 20,313 shares in connection with the exercise of options to finance tax withholding payments as a result of certain accounting adjustments we made based on the determination that the accounting measurement date for certain stock option grants made to Mr. Templeton differed from the measurement dates previously used for such stock option awards. For more details, please see Compensation Discussion and Analysis above.
(3)	As previously disclosed, Mr. Friedman sold 45,647 shares in connection with the exercise of options to finance tax withholding payments as a result of certain accounting adjustments we made based on the determination that the accounting measurement date for certain stock option grants made to Mr. Friedman differed from the measurement dates previously used for such stock option awards. For more details, please see Compensation Discussion and Analysis above.

Potential Payments upon Termination or Change in Control

Our executives are “at will” employees except for our Senior Vice President, Virtualization and Management Division with whom we have a two-year employment agreement described below. We have entered into change in control agreements with our President and Chief Executive Officer and certain of our other executive officers, including: our Senior Vice President and Chief Financial Officer; our Senior Vice President, Sales and Services; and our General Counsel and Senior Vice President, Human Resources, or collectively, our “Senior Executives.” These agreements continue in full force until the earlier of (a) the date we terminate the employment of the executive for “cause” or the failure by the executive to perform his full-time duties by reason of his death or disability, (b) the resignation or termination of the executive’s employment for any reason prior to a change in control, (c) the termination of the executive’s employment with us after a change in control for any reason other than the occurrence of a terminating event, or (d) the date which is 18 months after a change in control if the executive is still employed by us.

These agreements are intended to provide for continuity of management during a change in control so as to maximize the value to stockholders from any such change in control. These agreements provide for certain benefits in the event that the executive’s employment is terminated following a change in control of our company, including severance payments, benefit continuation and acceleration of vesting on outstanding equity-based awards.

In the event Mr. Templeton is terminated without cause or if Mr. Templeton resigns his position for any reason in the twelve-month period following a change in control, he is entitled to receive a lump sum payment equal to two times the sum of his annual base salary plus his target variable cash compensation, both determined as of the date his employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, Mr. Templeton will receive certain benefits, including health, dental and life insurance, for two years following the date of termination.

In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” such Senior Executive is entitled to receive a lump sum payment equal to one and a half times his annual base salary plus his target variable cash compensation, both determined as of the date such Senior Executive’s employment is terminated or, if higher, as of immediately prior to the change in control. Additionally, our Senior Executives will receive certain benefits, including health, dental and life insurance, for 18 months following the date of termination.

Under the change in control agreements, a change in control would include any of the following events:

•	any “person,” as defined in the Exchange Act, as amended, acquires 30% or more of our voting securities;

•

the consummation of a consolidation, merger or consolidation or sale or other disposition of all or substantially all of our assets in which our stockholders would beneficially own less than 50% of our voting securities after such transaction;

•	a majority of our current directors are replaced; and

•	our stockholders approve a plan or proposal for our liquidation or dissolution.

In addition, upon a change in control, all stock options and other equity-based awards, such as restricted stock units, granted to Mr. Templeton will immediately accelerate and become fully exercisable as of the effective date of the change-in-control. In the event that, during the twelve-month period following a change in control, any of our Senior Executives are terminated, other than for cause, or any of our Senior Executives terminates his employment for “good reason,” all stock options and other equity-based awards, such as restricted stock units, granted to our Senior Executives will immediately accelerate and become fully exercisable. For each performance equity-based award for which the number of options, units or shares has not yet been determined, the performance criteria set forth in the award agreement will be deemed to be 100% attained, and that executive will be issued the base number of options, units or shares set forth in his award agreement. All restrictions on outstanding restricted stock units awarded to such Senior Executive will then lapse, and each unit will be settled in our Common Stock. The primary purpose of our equity-based long-term incentives is to align the interests of management and our stockholders and to provide our executives with strong incentives to increase stockholder value over time.

In addition to the change in control agreements with our President and Chief Executive Officer and Senior Executives, in connection with our acquisition of XenSource, we entered into a two-year employment agreement with Mr. Levine, which expires in October 2009. Under this agreement, Mr. Levine is entitled to an initial base salary of $300,000 per year, and he is eligible to receive a variable cash compensation award of up to $210,000 per year and to participate in our benefit plans. If Mr. Levine is terminated other than for cause, or if Mr. Levine elects to terminate his employment for “good reason,” then Mr. Levine, upon signing a release of claims acceptable to us, is entitled to a lump-sum payment equal to the greater of (i) the sum of his then-current base salary for the remainder of the term of his employment agreement and the pro-rated portion of any variable cash compensation award for which Mr. Levine is eligible or (ii) his then-current base salary for 12 months. In addition, all stock options and other equity-based awards granted to Mr. Levine by XenSource and assumed by us will, upon such termination, immediately vest and become fully exercisable, and he will be entitled to all restricted share proceeds from the acquisition of XenSource. Further, if we terminate Mr. Levine’s employment other than for cause, we must provide him with 30 days’ advance written notice or his prorated base salary in lieu of such notice. We may immediately cease payment of all severance payments or benefits to Mr. Levine if he breaches his Non-Competition and Non-Solicitation agreement with us.

Each of Mr. Templeton, our Senior Executives and Mr. Levine is also subject to the terms of a Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement with us, and the terms of these agreements survive the termination of the executive’s employment after a change in control for a period of one year.

In the event that any payments made in connection with a change in control or termination would be subjected to the excise tax impose by Section 4999 of the Internal Revenue Code, the payments to Mr. Templeton and our Senior Executives would be reduced to the maximum amount that can be paid under the Code without the imposition of an excise tax under Section 4999 of the Internal Revenue Code, but only if such reduction provides a higher benefit on an after-tax basis to Mr. Templeton and our Senior Executives.

Under the individual change in control agreements with Mr. Templeton and our Senior Executives, and under Mr. Levine’s employment agreement, each executive officer would be entitled to receive the following estimated payments and benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control or termination, as applicable, were to occur. The table reflects the amount that could be payable under the change of control agreements with Mr. Templeton and our Senior Executives, assuming that the change in control and, if applicable, termination of the Senior Executive’s employment, occurred at December 31, 2008.

Name	Severance Amount ($)(1)		Value of Benefits ($)	Early Vesting of Stock Options ($)(2)		Early Vesting of Restricted Stock Units ($)(2)	Other	Total ($)
Mark B. Templeton	2,500,000		82,725	—	(3)	2,138,930	—	4,721,655
David J. Henshall	957,000		26,939	—	(3)	953,312	—	1,937,251
David R. Friedman	809,750		35,553	—	(3)	734,535	—	1,579,838
Peter Levine	351,100	(4)	—	15,029,015		—	—	15,380,115
Alvaro J. Monserrat	937,500		28,670	—	(3)	971,555	—	1,937,725

(1)	The severance amounts represent the maximum amounts payable under the Senior Executives’ change in control agreements and Mr. Levine’s employment agreement. These agreements provide that severance payments may be reduced to avoid the application of taxes imposed under the Internal Revenue Code, and therefore the Senior Executives or Mr. Levine may elect to receive an amount less than the amount reflected in this table.
(2)	Based on a per share price of $23.57, which was the closing price per share of our Common Stock on the last business day of the 2008 fiscal year (December 31, 2008). The value of the early vesting of stock options is calculated using the difference between the $23.57 per share price and the option exercise price per share.
(3)	The exercise prices of these stock options were higher than the closing price per share of our Common Stock on December 31, 2008; and thus there is no value to the executive officer as of December 31, 2008. For a detailed listing of the exercise prices of these options, please see the Outstanding Equity Awards at Fiscal Year-End Table above.
(4)	Pursuant to the terms of his employment agreement, Mr. Levine’s severance amount includes (a) $239,178 of base salary which represents the amount payable for the remaining 291 days of Mr. Levine’s employment agreement as of December 31, 2008, and (b) $111,922 in variable cash compensation which represents the full variable cash compensation award that Mr. Levine was eligible for as of December 31, 2008.

Director Compensation

The following table sets forth a summary of the compensation paid to our non-employee directors in 2008.

DIRECTOR COMPENSATION TABLE

FOR THE 2008 FISCAL YEAR

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Thomas F. Bogan	55,000		184,573	174,984	—	—	414,557
Nanci Caldwell(4)	21,875		—	91,850	—	—	113,725
Murray J. Demo	60,000	(5)	184,573	191,650	—	—	436,223
Stephen M. Dow	51,250		184,573	174,984	—	—	410,807
Asiff S. Hirji	60,000	(5)	184,573	407,486	—	—	652,059
Gary E. Morin	80,000	(6)	184,573	174,984	—	—	439,557
Godfrey R. Sullivan	43,750		184,573	191,650	—	—	419,973

(1)	Based on the dollar amount recognized for financial statement reporting purposes with respect to the year ended December 31, 2008 in accordance with SFAS 123R, excluding estimated forfeitures and using only actual forfeitures. The assumptions we used for calculating the grant date fair value are set forth in Notes 2 and 7 to our consolidated financial statements included in our Annual Report on Form 10-K filed on February 27, 2009.
(2)	Consists solely of restricted stock units, or RSUs. As of December 31, 2008, each of Messrs. Bogan, Demo, Dow, Morin, Sullivan and Hirji held 1,666 RSUs and Ms. Caldwell held no RSUs.
(3)	As of December 31, 2008, the aggregate number of shares of our Common Stock subject to outstanding option awards held by our non-employee directors was as follows: Mr. Bogan, 85,000 shares; Ms. Caldwell, 60,000 shares, Mr. Demo, 90,000 shares; Mr. Dow, 180,155 shares; Mr. Hirji, 80,000 shares; Mr. Morin, 70,000 shares; and Mr. Sullivan, 90,000 shares.
(4)	Ms. Caldwell joined our Board of Directors in July, 2008. Upon her election onto the Board of Directors, we granted Ms. Caldwell an option to purchase up to 60,000 shares of Common Stock, which vests in accordance with our standard three-year vesting schedule.

(5)	Includes a special cash payment in the amount of $12,500 awarded by the Board of Directors in May 2008 in connection with the Audit Committee’s investigation in 2006 and 2007 of our historical stock option granting practices and related accounting.
(6)	Includes a special cash payment in the amount of $25,000 awarded by the Board of Directors in May 2008 in connection with the Audit Committee’s investigation in 2006 and 2007 of our historical stock option granting practices and related accounting.

Review of Non-Employee Director Compensation

In the first quarter of 2008, the Compensation Committee considered our compensation package for non-employee directors. In connection with its analysis, the Compensation Committee instructed Radford to conduct a competitive market review of non-employee director compensation practices among our peer group and present its results to the Compensation Committee. The data from the benchmarks generally suggested that total average compensation per non-employee director was at the market 75th percentile, but that cash compensation to our non-employee directors was below the median. This mix of compensation is consistent with our approach of aligning director compensation with the interests of our stockholders by placing relatively more weight on long-term equity incentives and relatively less weight on base cash compensation.

Non-Employee Director Cash Compensation

It is our policy that our employee-directors do not receive cash compensation for their service as members of our Board of Directors. Beginning in 2006, non-employee members of our Board of Directors receive annual retainer fees, which are paid in cash in semi-annual installments. Each non-employee director receives a retainer of $40,000 for his or her participation as a director. Directors who are members of the Audit Committee (but not the Chairperson of such committee) receive an additional $7,500 and directors who are members of the Compensation Committee (but not the Chairperson of such committee) receive an additional $3,750. From 2006 through 2007, the Chairperson of our Board of Directors received $15,000. Beginning April 2008, the Chairperson of our Board of Directors receives $5,000. The Chairperson of the Audit Committee receives $15,000. The Chairperson of each other committee of our Board of Directors, other than the Finance Committee, receives $7,500. Because the Chairperson of the Finance Committee in 2008 was also the Chairperson of the Audit Committee, he received no additional retainer for his position on the Finance Committee. Non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or any of its committees that are conducted in person.

Audit Committee Special Cash Payment

On May 29, 2008, our Board approved a special cash payment in the amount of $25,000 to the Chairperson of our Audit Committee and $12,500 to each other member of the Audit Committee in recognition of the extraordinary time commitment required by the Audit Committee’s investigation in 2006 and 2007 of our historical stock option granting practices and related accounting.

The following table summarizes the cash compensation paid to our non-employee directors in 2008:

Compensation Element	2008 Cash Compensation
Annual Board Member Retainer	$40,000

Board Chair Retainer	$5,000

Committee Chair Retainers

• Audit Chair	$15,000 plus special cash payment of $25,000

• Compensation Chair	$7,500

• Finance Chair	None (incumbent is also Audit Chair)

• Nominating & Corporate Governance Chair	$7,500

Committee Member Retainers

• Audit	$7,500 plus special cash payment of $12,500

• Compensation	$3,750

• Finance	—

• Nominating & Corporate Governance	—

Non-Employee Director Equity-Based Compensation

Non-employee directors have historically been eligible for participation in certain of our equity incentive plans. Equity awards to non-employee directors are made under the 2005 Plan.

Beginning in 2006, each non-employee director was eligible to receive an annual grant of an option to purchase 10,000 shares of our Common Stock and 3,333 restricted stock units. These grants are made on the first business day of the month following our annual meeting of stockholders and vest in equal monthly installments over a one-year period. New non-employee directors are entitled to receive an option to purchase up to 60,000 shares of Common Stock upon their election to our Board of Directors, which vests in accordance with our standard three-year vesting schedule. New non-employee directors may not receive the annual grant of options and restricted stock units in the same calendar year in which they receive their initial grant.

Director Stock Ownership Guidelines

To further align the interests of members of our Board of Directors with our stockholders, the Nominating and Corporate Governance Committee has adopted stock ownership guidelines for our directors. Pursuant to these guidelines, each director is expected to hold at least 3,000 shares of Common Stock for so long as he or she is a director or, in the case of certain shares acquired upon the exercise of a stock option, for nine months after termination of his or her service on our Board of Directors. In addition, if a director exercises a stock option, in accordance with the guidelines it is expected that such director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent (20%) of the net value of the shares acquired (after deducting the exercise price and taxes). Directors are expected to meet the standards set forth in the guidelines within three years after the date of their election to our Board of Directors.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information (in thousands, except option price) as of December 31, 2008, with respect to the securities authorized for issuance to our employees and directors under our equity compensation plans, consisting of the:

•	1995 Stock Plan;

•	Third Amended and Restated 1995 Employee Stock Purchase Plan;

•	Amended and Restated 1995 Non-Employee Director Stock Option Plan;

•	2005 Employee Stock Purchase Plan (the “2005 ESPP”); and

•	Certain other equity compensation plans that we have assumed in connection with acquisitions.

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION TABLE

Plan category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders(1)	27,078	$33.17	9,900
Equity compensation plans not approved by security holders(2)	3,956	$4.20	—

Total	31,034	$29.48	9,900

(1)	Includes securities issuable upon exercise of outstanding options and rights that were issued pursuant to our 1995 Stock Plan, the Third Amended and Restated 1995 Employee Stock Purchase Plan, the 2000 Director and Officer Stock Option and Incentive Plan, and the Amended and Restated 1995 Non-Employee Director Stock Option Plan. No additional awards will be granted under these plans. Also includes securities issuable upon exercise of outstanding options and rights that have been issued, as of December 31, 2008, pursuant to our 2005 Equity Incentive Plan, which is currently available for future grants.
(2)	Consists of the following plans assumed in acquisitions: Ardence Delaware, Inc.’s 2005 Omnibus Stock Plan, Ardence Delaware Inc.’s 2006 Restricted Stock Unit Plan, Deterministic Networks, Inc.’s Restricted Stock Unit Plan, QuickTree, Inc.’s 2007 Restricted Stock Unit Plan, Vapps, Inc.’s 2007 Stock Plan, XenSource, Inc.’s 2005 Stock Plan, the NetScaler Plan, the Teros, Inc. Restricted Stock Unit Plan, the Reflectent Software, Inc. 2003 Stock Plan, the Reflectent Software, Inc. Restricted Stock Unit Plan, the Orbital Data Corporation 2002 Equity Incentive Plan, the Orbital Data Corporation Restricted Stock Unit Plan, the Amended and Restated 2000 Stock Incentive Plan of Net6, Inc., and the 2003 Stock Incentive Plan of Net6, Inc.

Equity Compensation Plans

Please see Proposal 2 – Approval of the Amendment to the 2005 Equity Incentive Plan for a summary of our 2005 Plan.

We are currently granting stock-based awards from our 2005 ESPP. Both the 2005 Plan and the 2005 ESPP are administered by the Compensation Committee of our Board of Directors.

Plans Assumed In 2008 Acquisitions

In connection with our acquisition of Deterministic Networks, Inc., or DNI, in 2008, we assumed the DNI Restricted Stock Unit Plan, or the DNI Plan, which was previously adopted and approved by the board of directors and stockholders of DNI to provide a long-term incentive to certain designated employees of DNI through the granting of restricted stock units. All of the restricted stock units authorized under the DNI Plan had been allocated as of the effective time of the acquisition. We assumed all of the outstanding restricted stock units under the DNI Plan and in March 2008, all of the restricted stock units issued under the DNI Plan were converted into the right to receive up to 93,750 shares of our Common Stock.

In connection with our acquisition of Vapps, Inc., or Vapps, in 2008, we assumed the Vapps Stock Plan which was previously adopted and approved by the board of directors and the stockholders of Vapps. Under the terms of the Vapps Stock Plan, Vapps was authorized to grant incentive and non-qualified stock options and restricted stock to its employees, directors and advisors. Following our acquisition of Vapps, we assumed all of the outstanding options under the Vapps Stock Plan, and all of the options issued under the Vapps Stock Plan were converted into the right to receive 115,061 shares of our Common Stock. Incentive and non-qualified stock options issued under this plan generally vest on our standard three-year vesting schedule and expire five years from the date of the acquisition. All options are exercisable upon vesting.

Our Board of Directors has resolved to make no further awards under either the Vapps Stock Plan or the DNI Plan.

Compensation Committee Interlocks and Insider Participation

During 2008, Messrs. Bogan, Dow and Sullivan and Ms. Caldwell served as members of the Compensation Committee. No member of the Compensation Committee was an employee or former employee of our company or any of our subsidiaries. During the last year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee; (2) a director of another entity, one of whose executive officers served on the Compensation Committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

Related Party Transactions Policies and Procedures and Transaction with Related Persons

In accordance with its written charter, the Nominating and Corporate Governance Committee reviews, approves and ratifies any related person transaction. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K. In considering any related person transaction, the Nominating and Corporate Governance Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Nominating and Corporate Governance Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Nominating and Corporate Governance Committee reports its determination regarding any related person transaction to our full Board. No new potential related person transactions were brought to the Nominating and Corporate Governance Committee for consideration in 2008.

Report of the Compensation Committee of the Board of Directors

This report is submitted by the Compensation Committee of the Board of Directors. The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

Respectfully submitted by the Compensation Committee,

Thomas F. Bogan (Chair)

Nanci Caldwell

Stephen M. Dow

Godfrey R. Sullivan

PROPOSAL 2

APPROVAL OF THE AMENDMENT TO THE

2005 EQUITY INCENTIVE PLAN

The Board of Directors approved the adoption of the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) in March 2005, and the Company’s stockholders approved the 2005 Plan at the Annual Meeting of Stockholders in May 2005 with 10,100,000 shares of Common Stock authorized for issuance under the 2005 Plan, of which 500,000 shares may be granted in the form of restricted stock, restricted stock units, performance units or stock grants (collectively “Full Value Awards”). Since its original adoption by the Board of Directors and approval by the Company’s stockholders, the 2005 Plan has been amended as follows:

Amendment Approval Date		Additional Shares Authorized for Issuance	Additional Full Value Awards Authorized	Total Authorized under 2005 Plan
Board of Directors	Stockholders
February 2006	May 2006	5.4 million	0.5 million	15.5 million

February 2007	October 2007	5.4 million	1.0 million	20.9 million

February 2008	May 2008	5.6 million	1.0 million	26.5 million

On April 14, 2009, subject to stockholder approval, the Board of Directors approved a fourth amendment to the 2005 Plan (the “Plan Amendment”) to (i) increase the aggregate number of shares of Common Stock authorized for issuance under the 2005 Plan by an additional 5,600,000 shares and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to Full Value Awards by an additional 1,000,000 shares of Common Stock. The Company is requesting that the stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by 5,600,000 shares and to increase the number of shares issuable pursuant to Full Value Awards by 1,000,000 shares. The closing sales price of the Company’s Common Stock on April 1, 2009 was $23.62 per share.

Currently, there are 26,500,000 shares of Common Stock reserved for issuance under the 2005 Plan. As of the Record Date, an aggregate of 7,317,007 shares of Common Stock remained available for future grants under the 2005 Plan. As of December 31, 2008, there were 9,899,630 shares of Common Stock available for grant under the 2005 Plan. Of this total, 1,842,544 were available for grant as Full Value Awards.

The Board of Directors believes it important to the Company’s continued success that the Company has an adequate reserve of shares available for issuance under the 2005 Plan for use in attracting, motivating and retaining qualified employees, officers, consultants and directors. The Plan Amendment does not modify, alter or revise any other term or provision of the 2005 Plan as approved by the Company’s stockholders in May 2005, May 2006, October 2007 and May 2008.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE CITRIX SYSTEMS, INC. 2005 EQUITY INCENTIVE PLAN

Purpose of the 2005 Plan and Plan Amendment

The 2005 Plan allows the Company, under the direction of the Compensation Committee, to make grants of stock options, restricted stock, restricted stock units, stock awards, performance units and stock appreciation rights, any of which may or may not require the satisfaction of performance objectives, to employees and to non-employee directors through March 24, 2015. The purpose of these stock awards is to attract and retain talented employees, further align employee and stockholder interests, continue to closely link employee compensation with the Company’s performance, and maintain a culture of ownership. The 2005 Plan provides an essential component of the total compensation package offered to employees, reflecting the importance that the Company places on motivating and rewarding superior results with long-term, performance-based incentives. The Plan Amendment will allow the Company to continue to provide performance-based incentives to its eligible employees and non-employee directors.

Approval of the amendment to the 2005 Plan is intended to enable the Company to achieve the following objectives:

1.	The continued ability to offer stock-based incentive compensation to the Company’s eligible employees and non-employee directors. The Company intends to continue to use stock options and restricted stock units and evaluate other equity-based compensation vehicles, such as restricted stock and stock appreciation rights, as the Company’s primary means of providing equity compensation to the Company’s employees. The Company maintains an equity plan in which all employees are eligible to participate. Options and restricted stock units awarded to the Company’s five most highly compensated executives, excluding stock options assumed by the Company in acquisitions, accounted for just 0.30%, 0.19% and 0.25% of the Company’s total outstanding shares for 2006, 2007 and 2008, respectively. In 2009, the Compensation Committee intends to continue to grant awards of restricted stock units to certain of the Company’s officers and to the Company’s non-employee directors, in addition to stock options. Grants of restricted stock units to officers will be subject to performance-based and/or service-based vesting requirements, whereas grants of restricted stock units to directors will be subject to service-based vesting requirements only. In order to continue to offer stock options and other equity-based compensation vehicles, such as restricted stock, restricted stock units and stock appreciation rights, to the Company’s employees, the Company will need additional shares in the 2005 Plan and an increase in the cap on awards of Full Value Shares. Please see the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the Company’s restricted stock unit granting practices.

2.	Proactive steps to reduce the Company’s total stock dilution. For the past few years, the Company has taken steps to actively reduce its dilution through the following actions:

•	focusing participation in the Company’s stock option program to a group of Company employees based upon performance and strategic impact on the business; and

•	reducing the life of options granted from 10 to 5 years.

Accordingly, the Company’s overhang declined substantially until 2006. During 2007 and 2008, the Company’s acquisition activity, combined with a downward turn in the economic markets, led to the first increase in the Company’s overhang since 2002.

The Company’s overhang (inclusive of stock-based awards assumed in the Company’s acquisitions) was 17.21% as of December 31, 2008, as compared to 16.39% as of December 31, 2007 and 15.20% as of December 31, 2006. Excluding the stock-based awards assumed in the Company’s 2008 and 2007 acquisitions, the increase in the Company’s dilution is smaller, with overhang of 14.69% as of December 31, 2008 as compared to 13.37% as of December 31, 2007.

In addition to the effects of acquisitions on the Company’s overhang, the recent economic downturn and the resulting decrease in the Company’s stock price has increased the overhang. We believe that many participants in the 2005 Plan are electing not to exercise or cannot exercise their outstanding options in this current economic market and are instead choosing to retain options until the current market volatility lessens and stock prices increase.

The Company continues to actively manage its use of shares each year to maintain an acceptable burn rate. Gross burn rate (inclusive of stock-based awards assumed in the Company’s acquisitions) was 3.6% of the Company’s total outstanding shares in 2008, 6.5% in 2007 and 3.3% in 2006. Including forfeitures, the Company’s net burn rate was 2.3%, 5.9% and 2.5%, respectively, for the same periods.

3.	Continuation of responsible compensation and governance best practices. The 2005 Plan prohibits stock option re-pricing, as well as the use of discounted stock options and reload option grants without stockholder approval, and contains no evergreen features (which provide for automatic replenishment of authorized shares available under the plan). In the interest of good corporate governance, the Company has not conducted an exchange program for underwater stock options. Had the Company done so in the past, this would have also significantly reduced its overhang.

The Company’s total overhang has also been impacted by an active stock repurchase program, which was initiated in July 2000. During the nine-year period ended December 31, 2008, the Company has repurchased approximately 75.7 million shares under this program. The Company believes that its stock repurchase program represents a valuable use of cash that has improved stockholder value. Overhang is calculated as total options outstanding in addition to unreleased Full Value Shares divided by the total shares outstanding. Because overhang increases as total shares outstanding decrease, the effect of the Company’s stock repurchase program has been to increase the Company’s overhang by more than 42%. Specifically, if the Company had not repurchased approximately 75.7 million shares under the program, overhang as of December 31, 2008 would have been 12.11% instead of 17.21%.

Background on Stock Compensation at the Company

The use of stock options has long been a vital component of the Company’s overall compensation philosophy, which is premised on the principle that any long-term pay-for-performance incentive compensation should be closely aligned with stockholders’ interests. Over the years, the Company believes that it has been very successful in achieving this objective through the use of fixed-price stock options for its employees. Fixed-price stock options align employees’ interests directly with those of other stockholders because an increase in stock price after the date of award is necessary for employees to realize any value, thus rewarding employees only upon improved stock price performance.

The Company believes that stock options, the core of the Company’s long-term employee incentive and retention program, have been effective in enabling the Company to attract and retain the talent critical for an innovative enterprise focused on sustainable growth. The Company’s compensation programs include base salary, variable cash compensation tied to Company financial and individual goals, as well as stock-based compensation. The Company has a long history of linking employee compensation to the Company’s long-term stock performance. For almost twenty years, the Company has been granting stock options to employees. Annual grants are made to a subset of all eligible employees in connection with a focused evaluation of strategic value and in cases of high-level performance. The Company believes that stock-based compensation should not be limited to senior management and that all employees demonstrating high performance and a strategic impact on the business should have a stake in the future of the Company. Excluding stock-based awards assumed in the Company’s acquisitions, over the last five years, a total of only 6.7% of all stock-based compensation awards were made to the Company’s five most highly compensated executive officers. The Company believes that its focus on pay-for-performance, as well as employee participation as stockholders, have been key contributing factors in enabling the Company’s growth. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the Company’s compensation programs.

The Company strongly believes that its equity compensation programs and emphasis on employee stock ownership have been integral to the Company’s success in the past and will be important to the Company’s ability to achieve consistent performance in the years ahead. The Company believes that consistent performance is achieved through the ability to attract, retain and motivate the employee talent critical to attaining long-term improved Company performance and stockholder returns. Therefore, the Company considers approval of the amendment to the 2005 Plan vital to the Company’s future success.

Summary of the 2005 Plan

The following is a summary of certain significant features of the 2005 Plan. This summary is subject to the specific provisions contained in the full text of the 2005 Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 1, 2005, the Amendment to 2005 Equity Incentive Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 14, 2006, the Second Amendment to 2005 Equity Incentive Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on September 17, 2007, the Third Amendment to 2005 Equity Incentive Plan set forth as Exhibit A to the Company’s proxy statement mailed to its stockholders on April 29, 2008 and the Plan Amendment set forth in Exhibit A hereto.

Eligibility

Only employees of the Company and its subsidiaries and affiliates, consultants and non-employee directors of the Company are eligible to receive awards under the 2005 Plan. The Compensation Committee determines which employees and directors will participate in the 2005 Plan. As of the Record Date, there were approximately 4,691 employees and seven non-employee directors who were eligible to participate in the 2005 Plan.

Awards

The 2005 Plan allows the Compensation Committee to grant stock options, stock appreciation rights or Full Value Awards, any or all of which may be made contingent upon the achievement of performance criteria. Subject to plan limits, the Compensation Committee has the discretionary authority to determine the size of an award. The addition of performance-based requirements will be considered in light of the Company’s total compensation program and the significant level of pay-for-performance requirements already incorporated into its compensation practices. As of the Record Date, under the 2005 Plan, there were (i) a total of 24,872,366 shares of Common Stock authorized but unissued, (ii) 16,611,209 shares of Common Stock issuable upon exercise of outstanding but unexercised options with a weighted average exercise price of $31.30 per share and a weighted average remaining term of 3.5 years, (iii) 7,317,007 shares of Common Stock available for grant, of which 1,442,723 shares may be issued as Full Value Awards, (iv) no shares of restricted stock issued and outstanding, and (v) 1,072,048 shares granted as restricted stock units.

Pursuant to the terms of the 2005 Plan, shares of stock that are exchanged by a plan participant or withheld by the Company as full or partial payment in connection with any award under the 2005 Plan that is settled in stock, as well as any shares of stock exchanged by a plan participant or withheld by the Company to satisfy the tax withholding obligations related to any award under the 2005 Plan that is settled in stock, may not again be made be available for issuance as awards under the 2005 Plan.

Shares Authorized for Full Value Awards

Currently, the 2005 Plan provides that the number of shares of Common Stock issued pursuant to Full Value Awards cannot exceed 3,000,000 shares of Common Stock (subject to certain provisions of the 2005 Plan). The Plan Amendment would increase the aggregate number of shares of Common Stock issuable pursuant to Full Value Awards by 1,000,000 shares of Common Stock to a maximum of 4,000,000 shares of Common Stock.

Vesting and Exercise of Stock Options

The exercise price of stock options granted under the 2005 Plan may not be less than the market value of the Common Stock on the date of grant (fair market value is the closing price for the Common Stock as reported on the Nasdaq Global Select Market, or on any national securities exchange on which the Common Stock is then listed, for that date or, if no closing price is reported for that date, the closing price on the next preceding date for which a closing price was reported). The option term may not be longer than ten years; however, the Company’s recent practice has been to grant options with only a five-year term. The Compensation Committee determines at the time of grant when each stock option becomes exercisable, including the establishment of required performance vesting criteria, if any. The Company may require, prior to issuing Common Stock under the 2005 Plan, that the participant remit an amount in cash or Common Stock sufficient to satisfy tax withholding requirements.

Vesting of Restricted Stock and Stock Unit Awards

The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock and stock unit awards contingent upon continued employment with the Company, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate. Since 2006, the

Compensation Committee has granted awards of restricted stock units to certain of the Company’s officers and non-employee directors, and it intends to continue granting restricted stock units to officers and non-employee directors in 2009. Grants of restricted stock units to officers will be subject to performance-based and/or service-based vesting requirements, whereas restricted stock unit grants to directors will be subject only to service-based vesting requirements. Please read the Compensation Discussion and Analysis included in this Proxy Statement for additional information on the Company’s restricted stock practices.

Eligibility under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code (the “Tax Code”). To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria may include one of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award. Among other things:

1.	Operating margin, gross margin or profit margin

2.	Performance relative to peers

3.	EPS or pro forma EPS

4.	Divisional or operating segment financial and operating performance

5.	Revenue or bookings

6.	Total return on shares of Common Stock relative to increase in appropriate stock index selected by the Compensation Committee

7.	Expenses or operating expenses

8.	Attainment of strategic and operational objectives

9.	Customer satisfaction indicators

10.	Cash flow

11.	Net income, operating income or pre-tax income

12.	Stock price increase

13.	Growth or growth rates with respect to any of the foregoing measures

14.	Any combination of the foregoing

To the extent that an award under the 2005 Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives or financial measures as determined by the Board of Directors. Performance awards may be paid in the form of shares of Common Stock or cash. The maximum performance award payment to any one participant under the 2005 Plan for a performance period is 1,000,000 shares of Common Stock, or if the award is paid in cash, the fair market value of 1,000,000 shares of Common Stock on the date of grant.

The Compensation Committee may appropriately adjust any evaluation of performance under the performance criteria to exclude any of the following events that occur during a performance period:

•	asset write-downs or impairment;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•

any extraordinary non-recurring items including those described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; and

•	any other extraordinary items adjusted from the Company’s U.S. GAAP results in the Compensation Committee’s discretion.

Notwithstanding satisfaction or completion of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of Common Stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee, in its sole discretion, determines.

Transferability

Unless otherwise determined by the Compensation Committee, awards granted under the 2005 Plan are not transferable except by will or the laws of descent and distribution. The Compensation Committee will have sole discretion to permit the transfer of an award.

Administration

The Compensation Committee administers the 2005 Plan. The Compensation Committee is made up entirely of independent directors. The Compensation Committee determines who receives awards, determines the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the 2005 Plan, establishes the terms, conditions and other provisions of the grants. The Compensation Committee may interpret the 2005 Plan and establish, amend and rescind any rules relating to the 2005 Plan. The Compensation Committee has delegated to the Company’s Chief Executive Officer and the Company’s Chief Financial Officer limited authority to grant awards under the 2005 Plan to employees who are not executive officers in accordance with applicable law and guidelines that have been established by the Compensation Committee, which may be revised at any time or from time to time.

Amendments

The Board of Directors may at any time terminate the 2005 Plan or make such modifications to the 2005 Plan as it shall deem advisable; provided that the Board of Directors will not modify or amend the 2005 Plan without stockholder approval to the extent required by the Tax Code or the rules of Nasdaq or the SEC. In addition, the Board of Directors will not amend the provisions prohibiting re-pricing or reload grants without stockholder approval. Unless the Board otherwise expressly provides at the time of grant, no amendment of the 2005 Plan shall affect the terms of any award outstanding on the date of such amendment.

On April 14, 2009, the Board of Directors approved the Plan Amendment to increase (i) the aggregate number of shares the Company is authorized to issue under the 2005 Plan by 5,600,000 shares and (ii) the aggregate number of shares of Common Stock issuable pursuant to Full Value Awards by 1,000,000 shares of Common Stock. The Company is now requesting that the stockholders vote to approve the Plan Amendment to increase the number of shares reserved for issuance under the 2005 Plan by 5,600,000 shares and to increase the number of shares issuable pursuant to Full Value Awards by 1,000,000 shares.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of the Company’s Common Stock or any similar event affecting the Company’s Common Stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the 2005 Plan, the number and kind of shares subject to outstanding awards under the 2005 Plan, and the exercise or settlement price of outstanding stock options and of other awards.

Acquisitions

Effective upon the consummation of an Acquisition (as defined below), the Compensation Committee or the board of directors of the surviving or acquiring entity, shall, as to outstanding awards (on the same basis or on different bases as the Compensation Committee shall specify), make appropriate provision for the continuation of such awards by the Company or the assumption of such awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such awards either (i) the consideration payable with respect to the outstanding shares of the Company’s Common Stock in connection with the Acquisition (net of any exercise price of such awards), (ii) shares of stock of the surviving or acquiring entity or (iii) such other securities or other consideration as the Compensation Committee deems appropriate, the fair market value of which shall not materially differ from the fair market value of the shares of Common Stock subject to such awards immediately preceding the Acquisition. In the event such surviving or acquiring entity (if any) does not assume or substitute awards, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

In addition to or in lieu of the foregoing, with respect to outstanding options, the Compensation Committee may, upon written notice to the affected optionees, provide that one or more options then outstanding must be exercised, in whole or in part, within a specified number of days of the date of such notice, at the end of which period such options shall terminate, or provide that one or more options then outstanding, in whole or in part, shall be terminated in exchange for a cash payment equal to the excess of the fair market value for the shares subject to such options over the exercise price thereof. Unless otherwise determined by the Compensation Committee, and assuming there is no acceleration of vesting as provided above, any repurchase rights or other rights of the Company that relate to an option or other award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended for an option or other award. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

Notwithstanding anything to the contrary in the 2005 Plan, the Compensation Committee may provide that the vesting of any or all awards shall accelerate upon an Acquisition. In such case, such awards shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Notwithstanding anything to the contrary in the 2005 Plan, in the event of an involuntary termination of services for any reason other than death, disability or Cause (as defined in the 2005 Plan) within six months following the consummation of an Acquisition, any awards assumed or substituted in an Acquisition which are subject to vesting conditions and/or a right of repurchase in favor of the Company or a successor entity, shall accelerate in full. All such accelerated awards shall be exercisable for a period of one year following termination, but in no event after the expiration date of such award.

In the event of an Acquisition while a participant is a non-employee director, the vesting of any and all awards held by such participant shall become exercisable in full prior to the consummation of the Acquisition at such time and on such conditions as the Compensation Committee determines, and if such awards are not exercised prior to the consummation of the Acquisition, they shall terminate at such time as determined by the Compensation Committee.

Under the 2005 Plan, an “Acquisition” is defined as a (i) merger or consolidation of the Company into another person (i.e., in which merger or consolidation the Company does not survive), (ii) the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions (other than in a spin-off or similar transaction), unless, in the case of foregoing clauses (i) and (ii), securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to that transaction, (iii) any person or group directly or indirectly acquires beneficial ownership of securities possessing more than 30% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders that the Board of Directors does not recommend the stockholders accept, or (iv) any other acquisition of the business of the Company in which a majority of the Board of Directors votes in favor of a decision that an Acquisition has occurred.

U.S. Tax Consequences

Stock option grants under the 2005 Plan may be incentive stock options designed to qualify under Section 422 of the Tax Code or may be non-qualified stock options governed by Section 83 of the Tax Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the Company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the Common Stock on the exercise date and the stock option grant price. The Company will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and the Company will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. The Company may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock is also governed by Section 83 of the Tax Code. Generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (that is, becomes vested or transferable). Income tax is paid on the value of the stock at ordinary income rates when the restrictions lapse, and then at capital gain rates when the shares are sold. Restricted stock units are not taxable until they are settled in stock. Income tax is paid on the value of the stock at ordinary income rates when the stock is issued to the participant.

As described above, awards granted under the 2005 Plan may qualify as “performance-based compensation” under Section 162(m) in order to preserve federal income tax deductions by the Company with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1,000,000 and paid to one of the Company’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the 2005 Plan by a committee consisting solely of two or more “outside directors” (as defined under Section 162 regulations), must be granted at fair market value in the case of options and must satisfy the 2005 Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

For a discussion of the Company’s executive compensation philosophy, see Compensation Discussion and Analysis included in this Proxy Statement.

The vesting of any portion of an option or other award that is accelerated in connection with a change in control of the Company may cause all or a portion of the payments with respect to such accelerated award to be treated as “parachute payments” as defined in the Tax Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal tax on all or a portion of such payment (in addition to any other taxes ordinarily payable).

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE AMENDMENT TO THE CITRIX SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has retained the firm of Ernst & Young LLP (“Ernst & Young”), to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Ernst & Young has served as the Company’s independent registered public accounting firm since 1989. The Audit Committee reviewed and discussed its selection of, and the performance of, Ernst & Young for the fiscal year ending December 31, 2008. As a matter of good corporate governance, the Audit Committee has determined to submit its selection to the Company’s stockholders for ratification. Even if the selection of Ernst & Young is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee of the Board of Directors has implemented procedures under the Company’s Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) to ensure that all audit and permitted non-audit services to be provided to the Company have been pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of the Company’s independent registered public accounting firm for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by the Audit Committee before the service may be provided by the Company’s independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. All of the audit-related, tax and all other services provided by Ernst & Young to the Company in 2008 and 2007 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in 2008 and 2007 were reviewed with the Audit Committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. For additional information concerning the Audit Committee and its activities with Ernst & Young, see The Board of Directors and its Committees and Report of the Audit Committee of the Board of Directors.

The Company expects that a representative of Ernst & Young will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young

The following table shows the aggregate fees for professional services rendered by Ernst & Young to the Company during the fiscal years ended December 31, 2008 and December 31, 2007.

	2008	2007
Audit Fees	$2,894,000	$2,851,000
Audit-Related Fees	$135,000	$167,000
Tax Fees	$1,093,000	$1,616,000
All Other Fees	$—	$6,000

Total	$4,122,000	$4,640,000

Audit Fees

Audit Fees for both years consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, and services in connection with international statutory audits, regulatory filings and accounting consultations.

Audit Fees for both years also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting as promulgated by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Audit-Related Fees for 2008 and 2007 consist of fees for services for the annual audits of employee benefit plans. Audit-Related Fees for 2008 and 2007 also include fees for professional services rendered for potential business combinations, internal control reviews and assistance with assessing the impact of proposed standards, rules or interpretations proposed by standard-setting bodies.

Tax Fees

Tax Fees consist of fees for professional services rendered for assistance with federal, state, local and international tax compliance and consulting. Tax compliance fees were approximately $438,000 for 2008 and $565,000 for 2007. Tax Fees also include fees of approximately $655,000 in 2008 and $1,051,000 in 2007 for services rendered for tax examination assistance, tax research and tax planning services in the countries in which the Company does business.

All Other Fees

All other fees for 2007 included fees for technical publications purchased from Ernst & Young.

Recommendation of the Board

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the 2010 Annual Meeting of Stockholders of the Company, pursuant to Rule 14a-8 promulgated under the Exchange Act by the SEC, must be received at the Company’s principal executive offices not later than December 18, 2009. Under the Company’s By-Laws, stockholders who wish to make a proposal at the 2010 Annual Meeting—other than one that will be included in the Company’s Proxy Statement—must notify the Company between November 18, 2009 and December 18, 2009. If a stockholder makes a timely notification, discretionary voting authority with respect to the stockholder’s proposal may be conferred upon the persons selected by management to vote the proxies under circumstances consistent with the SEC’s proxy rules. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested, to Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, FL 33309, Attention: Secretary.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company and, in addition to soliciting stockholders by mail and via the Internet through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, e-mail or telegraph following the original solicitation. The Company has retained MacKenzie Partners, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $7,000, plus reimbursement of expenses.

EXHIBIT A

FIFTH AMENDMENT TO

CITRIX SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

WHEREAS, Citrix Systems, Inc. (the “Company”) desires to amend the Citrix Systems, Inc. 2005 Equity Incentive Plan (as amended and in effect, the “Plan”) to (i) increase the aggregate number of shares authorized for issuance under the Plan by 5,600,000 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 1,000,000 shares of Common Stock (the “Plan Amendment”); and

WHEREAS, on April 14, 2009, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 15 of the Plan, the Plan is hereby amended as follows:

1.	Section 4 of the Plan is hereby amended by deleting the first paragraph thereof in its entirety and substituting the following in lieu thereof:

“At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 32,100,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan. In addition to the foregoing, at no time shall the number of shares of Stock issued pursuant to Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants exceed 4,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.”

2.	The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2009 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.

CITRIX SYSTEMS, INC.

851 WEST CYPRESS CREEK ROAD

FORT LAUDERDALE, FL 33309

VOTE IN PERSON

Stockholders may attend the meeting and request a ballot to vote in person. Directions to the location of the Meeting are available at www.citrix.com/ annualmeeting.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the 12 Digit Control Number available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Citrix Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the 12 Digit Control Number available when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Citrix Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Telephone or Internet

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M14145-P77997 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  CITRIX SYSTEMS, INC.

1.	To elect three (3) Class II members to the Board of Directors as directors, each to serve for a three-year term
The Board of Directors recommends a vote FOR all Nominees:
			For	Against	Abstain

	1a.	Thomas F. Bogan	☐	☐	☐

	1b.	Nanci Caldwell	☐	☐	☐

	1c.	Gary E. Morin	☐	☐	☐

The Board of Directors recommends a vote FOR proposals 2 and 3.

Vote On Option Plan Amendment			For	Against	Abstain

2.	Amendment to the 2005 Equity Incentive Plan		☐	☐	☐

Vote On Independent Registered Public Accounting Firm		For	Against	Abstain
3.	Ratification of Ernst & Young LLP as independent registered public accounting firm for 2009	☐	☐	☐

This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address changes/comments, please check this box and write them on the back where indicated.			☐
	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: Notice of Annual Meeting and Proxy Statement and Letter to Stockholders and Annual Report are available for viewing, printing and downloading at www.citrix.com/annualmeeting and www.proxyvote.com.

M14146-P77997

PROXY

CITRIX SYSTEMS, INC.

Proxy for Annual Meeting of Stockholders

May 29, 2009

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Citrix Systems, Inc., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 17, 2009, and hereby appoints Mark B. Templeton and David J. Henshall, and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at our Silicon Valley Headquarters located at 4988 Great America Parkway, Santa Clara, CA 95054 on May 29, 2009 at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THESE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2 AND 3. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE